As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-120791

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Scotts Miracle-Gro Company

(Exact name of Registrant as specified in its charter)

Ohio	2875	31-1414921
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio 43041, (937) 644-0011

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

David M. Aronowitz

14111 Scottslawn Road
Marysville, Ohio 43041
(937) 644-0011
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6223

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement as the Registrant shall determine.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Scotts Company	The Scotts Miracle-Gro Company
Proxy Statement	Prospectus

The Scotts Company
14111 Scottslawn Road
Marysville, Ohio 43041
December 23, 2004
Dear Fellow Shareholders:

     The Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Company (“Scotts”) will be held at 10:00 a.m., Eastern Time, on Thursday, January 27, 2005, at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041. The enclosed Notice of Annual Meeting and Proxy Statement/ Prospectus contain detailed information about the business to be conducted at the Annual Meeting. In light of the proposed restructuring merger described below, this is an important Annual Meeting for Scotts, and we strongly encourage you to exercise your right to vote.

     An important matter at the Annual Meeting is to consider and vote upon a proposal to approve the restructuring of Scotts’ corporate structure into a holding company structure by merging Scotts into a newly-created, wholly-owned, second-tier limited liability company subsidiary The Scotts Company LLC (the “Restructuring Merger”). In connection with this Restructuring Merger, holders of Scotts’ common shares will receive one common share of a newly-created holding company for each common share of Scotts. The newly-created holding company is an Ohio corporation and will be a public corporation, as successor to Scotts. This new public corporation is called “The Scotts Miracle-Gro Company” in recognition of our two most important brands — Scotts® and Miracle-Gro®, which we believe are the two strongest brands in the lawn and garden industry. Our New York Stock Exchange symbol will continue to be “SMG.” The Restructuring Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes and will be tax-free to shareholders of Scotts who exchange their common shares of Scotts for common shares of the newly-created holding company.

     The Board of Directors unanimously recommends that you vote FOR the proposal to approve the Restructuring Merger and adopt the related agreement and plan of merger.

     In addition to approving the Restructuring Merger (which is addressed in Proposal No. 3), you will be asked to consider and vote upon the election of four directors, each for a term to expire at the 2008 Annual Meeting (Proposal No. 1) and you will be asked to consider and vote upon a proposal to approve a new Employee Stock Purchase Plan (Proposal No. 2). The Board of Directors recommends that you vote FOR each of the nominees named in the enclosed Proxy Statement/ Prospectus and FOR approval of the new Employee Stock Purchase Plan.

     The enclosed Notice of Annual Meeting and Proxy Statement/ Prospectus contain detailed information about the Restructuring Merger and the matters to be voted upon at the Annual Meeting. We urge you to read the entire Proxy Statement/ Prospectus and the documents referred to in the Proxy Statement/ Prospectus.

     On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please record your vote on the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Alternatively, if you are a registered shareholder, you may transmit voting instructions for your common shares via the Internet or telephonically in accordance with the instructions on your proxy card.

Sincerely,

JAMES HAGEDORN

President, Chief Executive Officer

and Chairman of the Board

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares of The Scotts Miracle-Gro Company to be issued in the Restructuring Merger or determined if this Proxy Statement/ Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This Proxy Statement/ Prospectus is dated December 23, 2004, and is first being mailed to shareholders on or about December 27, 2004.

ADDITIONAL INFORMATION

      This document is the Proxy Statement of The Scotts Company for its Annual Meeting of Shareholders to be held on Thursday, January 27, 2005 and the Prospectus of The Scotts Miracle-Gro Company for the common shares to be issued in the proposed Restructuring Merger. This document provides detailed information about the proposed Restructuring Merger, which will establish a holding company structure for Scotts. This document incorporates important business and financial information about The Scotts Company from its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 (as filed with the Securities and Exchange Commission on November 24, 2004), and other documents filed by The Scotts Company with the Securities and Exchange Commission that have not been included in or delivered with this document. These documents are available over the Internet on the Securities and Exchange Commission’s website at http://www.sec.gov or through The Scotts Company’s website located at http://www.investor.scotts.com as well as from other sources. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 54.

      You may obtain copies of these documents, without charge, upon written or oral request to:

The Scotts Company

14111 Scottslawn Road
Marysville, Ohio 43041
Attention: Treasurer
(937) 644-0011

      In order to obtain timely delivery of the documents, you must request this information no later than January 20, 2005.

The Scotts Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, January 27, 2005

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Company (“Scotts”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on January 27, 2005, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect four directors, each for a term of three years to expire at the 2008 Annual Meeting.

2.	To approve the new Employee Stock Purchase Plan in the form attached to the Proxy Statement/ Prospectus as Annex A.

3.	To approve the restructuring of Scotts’ corporate structure into a holding company structure by merging Scotts into a newly-created, wholly-owned, second-tier limited liability company subsidiary, The Scotts Company LLC, pursuant to the agreement and plan of merger attached to the Proxy Statement/ Prospectus as Annex B (the “Restructuring Merger”). In connection with the Restructuring Merger, holders of Scotts’ common shares will receive one common share of a newly-created holding company for each common share of Scotts. The newly-created holding company is an Ohio corporation and will be a public corporation, as successor to Scotts. This new public corporation is called “The Scotts Miracle-Gro Company” in recognition of our two most important brands — Scotts® and Miracle-Gro®, which we believe are the two strongest brands in the lawn and garden industry.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

      The close of business on December 1, 2004, has been fixed by the Board of Directors of Scotts as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

      You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if you are a registered shareholder, you may ensure that your common shares are voted at the Annual Meeting by submitting your voting instructions electronically via the Internet or telephonically by following the specific instructions on your proxy card. Voting your common shares by the enclosed proxy card, or electronically through the Internet or by telephone, does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

DAVID M. ARONOWITZ
Executive Vice President, General Counsel and Corporate Secretary

14111 Scottslawn Road

Marysville, Ohio 43041
December 23, 2004

i

The Scotts Company 14111 Scottslawn Road Marysville, Ohio 43041 PROXY STATEMENT	The Scotts Miracle-Gro Company 14111 Scottslawn Road Marysville, Ohio 43041 PROSPECTUS

for

Annual Meeting of Shareholders

Thursday, January 27, 2005

      This Proxy Statement/Prospectus is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Company (“Scotts”) of proxies for use at the Annual Meeting of Shareholders to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 27, 2005, at 10:00 a.m., Eastern Time, or any adjournment. This Proxy Statement/Prospectus and the accompanying proxy card were first sent or given to shareholders on or about December 27, 2004. Only holders of record of Scotts’ common shares on December 1, 2004 will be entitled to receive notice of and to vote at the Annual Meeting. As of December 1, 2004, there were 33,013,047 common shares outstanding. Each common share entitles the holder thereof to one vote. There are no cumulative voting rights in the election of directors. A quorum for the Annual Meeting is a majority of the outstanding common shares.

      A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders holding common shares registered directly with Scotts’ transfer agent, National City Bank, may transmit their voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Time, on January 26, 2005. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders providing voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by such shareholders. Shareholders holding common shares in “street name” with a broker/dealer, financial institution or other holder of record may be eligible to appoint their proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access. Shareholders holding common shares in “street name” should review the information provided to them by the holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.

      You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of Scotts, by executing and returning to Scotts a later-dated proxy card, by voting in person at the Annual Meeting (but only if you are the registered shareholder), or by submitting later-dated electronic voting instructions through the Internet or by telephone. Attending the Annual Meeting does not, in itself, revoke a previously appointed proxy.

      Solicitation of proxies may be made by mail, personal contact, telephone, facsimile or telegraph by directors, officers and regular employees of Scotts, none of whom will receive additional compensation for such solicitation activities. Other than the Internet access and telephone usage charges described above, all proxy solicitation costs will be borne by Scotts. Scotts will reimburse its transfer agent, brokers/ dealers, financial institutions and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders. Scotts has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee not to exceed $8,000 plus reimbursement of reasonable out-of-pocket expenses.

      If a shareholder is a participant in The Scotts Company Retirement Savings Plan (the “RSP”) and common share units have been allocated to such individual’s account in the RSP, the shareholder is entitled to instruct the trustee of the RSP how to vote the common shares represented by those units. These shareholders may receive their proxy cards separately. If no instructions are given by a participant to the trustee of the RSP, the trustee will not vote those common shares.

      The results of shareholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Common shares represented by properly executed proxy cards returned to Scotts prior to the Annual Meeting or represented by properly authenticated electronic voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “Withhold All” or “For All Except” or are not marked at all. Broker/dealers who hold common shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, such as the election of directors, but broker/dealers may not vote such common shares on non-routine matters, such as the approval of the Employee Stock Purchase Plan and the Restructuring Merger, without specific instructions from the customer who owns such common shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Broker non-votes count toward the establishment of a quorum for the Annual Meeting.

      Those common shares represented by properly executed proxy cards, or properly authenticated voting instructions recorded electronically through the Internet or by telephone, that are timely received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies timely received prior to the Annual Meeting which do not specify how common shares should be voted will, except in the case of broker non-votes, be voted FOR the election as directors of the nominees listed below under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS,” FOR the approval of the new Employee Stock Purchase Plan described under “PROPOSAL NUMBER 2 — APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN” and, FOR the approval of the Restructuring Merger and adoption of the related agreement and plan of merger described under “PROPOSAL NUMBER 3 — APPROVAL OF RESTRUCTURING MERGER.”

BENEFICIAL OWNERSHIP OF SECURITIES OF SCOTTS

      The common shares are Scotts’ only outstanding class of voting securities. The following table furnishes, as of December 1, 2004 (except as otherwise noted), certain information as to the common shares beneficially owned by each of the current directors and nominees for election as a director of Scotts, by each of the individuals named in the Summary Compensation Table and by all current directors and executive officers of Scotts as a group, as well as by the only persons known to Scotts to beneficially own more than 5% of the outstanding common shares.

	Amount and Nature of Beneficial Ownership(1)

				Common Shares Which
				Can Be Acquired
				Upon Exercise of
				Options/SARs
				Currently Exercisable
				or Which Will
	Common Shares		Common Share	Become Exercisable		Percent of
Name of Beneficial Owner	Presently Held		Equivalents(2)	Within 60 Days	Total	Class(2)(3)

David M. Aronowitz(4)	3,053	(5)	6,191	48,500	57,744	(6)
Mark R. Baker	0		317	6,000	6,317	(6)
Lynn J. Beasley	0		1,415	11,500	12,915	(6)
Robert F. Bernstock(4)	25,000	(7)	0	0	25,000	(6)
Gordon F. Brunner	1,500		714	9,750	11,964	(6)
Arnold W. Donald	1,000		697	27,000	28,697	(6)
Joseph P. Flannery	7,000		0	49,500	56,500	(6)
James Hagedorn(4)	10,638,721	(8)	3,608	505,000	11,147,329	33.25%
Michael P. Kelty(4)	39,509	(9)	0	80,000	119,509	(6)
Katherine Hagedorn Littlefield	10,595,963	(10)	0	23,500	10,619,463	32.14%
Karen G. Mills	5,000		1,418	61,000	67,418	(6)
Christopher L. Nagel(4)	700	(11)	686	20,500	21,886	(6)
Patrick J. Norton	5,100	(12)	0	128,000	133,100	(6)
Stephanie M. Shern	1,000		0	11,000	12,000	(6)
John M. Sullivan	1,500		0	55,000	56,500	(6)
John Walker, Ph.D.	1,100		0	40,000	41,100	(6)
All current directors and executive officers as a group (17 individuals)	10,730,683	(13)	15,046	1,082,250	11,827,979	34.65%
Hagedorn Partnership, L.P.	10,595,963	(14)	0	0	10,595,963	32.10%
800 Port Washington Blvd Port Washington, NY 11050
Wachovia Corporation(15)	1,820,826	(16)	0	0	1,820,826	5.52%
One Wachovia Center Charlotte, NC 28288-0137

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of Scotts is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	“Common Share Equivalents” figures include common shares attributable to the named executive officer’s account relating to common share units under The Scotts Company Executive Retirement Plan (the “Executive Retirement Plan” or “ERP”), and to the named director’s account holding stock units received in lieu of the director’s annual cash retainer and any other fees paid for service as a director under Scotts’ 1996 Stock Option Plan (“1996 Plan”) and Scotts’ 2003 Stock Option and Incentive Equity Plan (“2003 Plan”), although under the terms of each of those plans, the named individual has no voting or dispositive power with respect to the portion of his or her account attributed to common shares of Scotts. For this reason, these common share equivalents are not included in the computation of the “Percent of Class” figures in the table.

(3)	The “Percent of Class” computation is based upon the sum of (i) 33,013,047 common shares outstanding on December 1, 2004 and (ii) the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options and stock appreciation rights (“SARs”) which are currently exercisable or which will become exercisable within 60 days after December 1, 2004.

(4)	Individual named in the Summary Compensation Table.

(5)	Mr. Aronowitz holds 350 common shares directly, 700 common shares that are the subject of a restricted stock grant made to him on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 193 common shares in an open-market Associate Stock Purchase Plan, and 1,810 common share units that are allocated to his account and held by the trustee under the RSP.

(6)	Represents ownership of less than 1% of the outstanding common shares of Scotts.

(7)	Represents 25,000 common shares that are the subject of a restricted stock grant made to Mr. Bernstock on October 1, 2004 as to which the restriction period will lapse on September 30, 2009 if Mr. Bernstock is then employed by Scotts or on September 30, 2007 if Mr. Bernstock is then employed by Scotts and is not then serving as Chief Operating Officer of Scotts or in a more senior position.

(8)	Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P., a Delaware limited partnership (the “Hagedorn Partnership”), and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (14) below. He holds 4,700 common shares directly, 15,000 common shares that are the subject of a restricted stock grant made to him on November 19, 2003 as to which the restriction period will end on November 19, 2006, 13,300 common shares that are the subject of a restricted stock grant made to him on December 1, 2004 as to which the restriction period will lapse on December 1, 2007 and 9,758 common share units that are allocated to his account and held by the trustee under the RSP.

(9)	Represents 800 common shares that are the subject of a restricted stock grant made to Dr. Kelty on December 1, 2004 as to which the restriction period will lapse on December 1, 2007 and includes 8,127 common shares owned by his spouse.

(10)	Ms. Littlefield is a general partner and the Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (14) below.

(11)	Represents 700 common shares that are the subject of a restricted stock grant made to Mr. Nagel on December 1, 2004 as to which the restricted period will lapse on December 1, 2007.

(12)	Includes 100 common shares owned by Mr. Norton’s spouse.

(13)	See notes (5) and (7) through (12) above and note (14) below. Also includes common shares held by the current executive officers other than the individuals named in the Summary Compensation Table; and common share units allocated to those executive officers’ respective accounts and held by the trustee under the RSP.

(14)	The Hagedorn Partnership owns 10,489,001 common shares of record, and has the right to vote, and a right of first refusal with respect to, 106,962 common shares, Scotts’ securities received by John Kenlon and his children pursuant to the Merger Agreement described below. Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. Mr. James Hagedorn and Ms. Katherine Hagedorn Littlefield are directors of Scotts. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Merger Agreement”), among Scotts, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John

Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of Scotts. See “— The Merger Agreement and the First Amendment” below.

(15)	All information presented in this table regarding Wachovia Corporation (“Wachovia”) was derived from the Schedule 13G, dated January 28, 2004 (the “Wachovia Schedule 13G”), filed by Wachovia with the Securities and Exchange Commission (“SEC”) on February 11, 2004 to report beneficial ownership of Scotts’ common shares as of December 31, 2003.

(16)	In the Wachovia Schedule 13G, Wachovia reported sole voting power with respect to 1,418,333 common shares, shared voting power with respect to 3,300 common shares, sole dispositive power with respect to 1,808,321 common shares and shared dispositive power with respect to 1,890 common shares. Wachovia is the parent holding company of (a) Wachovia Securities, LLC, Evergreen Investment Management Company and J.L. Kaplan Associates, LLC, each of which is an investment advisor for mutual funds and/or other clients who beneficially own the common shares reported; and (b) Wachovia Trust Company, N.A. and Wachovia Bank, N.A., each of which is a bank which holds the common shares reported in a fiduciary capacity for its respective customers.

The Merger Agreement and the First Amendment

      Under the terms of the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Merger Agreement, as amended by the First Amendment, to mean the common shares and any other securities issued by Scotts which are entitled to vote generally for the election of directors of Scotts) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of Scotts other than the Miracle-Gro Shareholders and their affiliates and associates.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Scotts’ directors and executive officers, and any persons beneficially holding more than 10 percent of Scotts’ outstanding common shares, to file statements reporting their initial beneficial ownership of common shares and any subsequent changes in beneficial ownership with the SEC within specified due dates that have been established by the SEC. Based solely upon Scotts’ review of (a) Section 16(a) statements filed on behalf of these persons for their transactions during Scotts’ fiscal year ended September 30, 2004 (the “2004 fiscal year”) and (b) representations received from one or more of these persons that no other Section 16(a) statement was required to be filed by them for Scotts’ 2004 fiscal year, Scotts believes that all Section 16(a) filing requirements applicable to its directors and executive officers, and persons beneficially holding more than 10 percent of Scotts’ outstanding common shares were complied with during Scotts’ 2004 fiscal year.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

      Pursuant to the Code of Regulations of Scotts, the Board of Directors has set the authorized number of directors at 12, divided into three classes with regular three-year staggered terms. The election of each class of directors is a separate election. The four Class I directors hold office for terms expiring at the Annual Meeting, the four Class II directors hold office for terms expiring in 2006, and the four Class III directors hold office for terms expiring in 2007.

      The Board of Directors proposes that the four nominees identified below be elected to Class I for a new term to expire at the Annual Meeting to be held in 2008 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Each nominee was recommended by the Governance and Nominating Committee. The Board of Directors has no reason to believe that the nominees will not serve if elected. If a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Governance and Nominating Committee.

      The Board of Directors has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with Scotts and its subsidiaries and the compensation each director receives, directly or indirectly, from Scotts and its subsidiaries in order to determine whether such director qualifies as “independent” for purposes of the applicable sections of the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (“NYSE”) and the applicable rules and regulations of the SEC (the “SEC Rules”), and has determined that the Board has at least a majority of independent directors. The Board of Directors has determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Scotts or its subsidiaries (other than director compensation and beneficial ownership of common shares as described in this Proxy Statement/Prospectus) and thus qualifies as independent: Mark R. Baker, Lynn J. Beasley, Gordon F. Brunner, Arnold W. Donald, Joseph P. Flannery, Karen G. Mills, Stephanie M. Shern, John M. Sullivan and John Walker, Ph.D.

      The following information, as of December 1, 2004, with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each director or nominee for election as a director, has been furnished to Scotts by each director or nominee. Except where indicated, each director or nominee has had the same principal occupation for the last five years.

Nominees Standing for Re-Election to the Board of Directors

Class I — Terms to Expire at the 2008 Annual Meeting
James Hagedorn, age 49, Chairman of the Board of Scotts since January
     2003, Chief Executive Officer of Scotts since May 2001, President of Scotts since April 2000, and Director of Scotts since 1995

     Mr. Hagedorn was named Chairman of the Board of Scotts in January 2003. He was named President and Chief Executive Officer of Scotts in May 2001. He served as President and Chief Operating Officer of Scotts from April 2000 to May 2001, and as President, Scotts North America, of Scotts from December 1998 to April 2000. He also serves as a director for Farms For City Kids Foundation, Inc., the Hagedorn Family Foundation, Inc., Northshore University Hospital (New York), Scotts Miracle-Gro Foundation and the Intrepid Sea-Air-Space Museum, all charitable organizations. Mr. Hagedorn is the son of Horace Hagedorn, Director Emeritus of Scotts, and the brother of Katherine Hagedorn Littlefield, a director of Scotts.

Committee Membership: None at this time
Karen G. Mills, age 51, Director of Scotts since 1994

     Since June 1999, Ms. Mills has been Managing Director and Founder of Solera Capital, a private equity firm based in New York. Since January 1993, she has also been President of MMP Group, Inc., an advisory company serving leveraged buy-out firms, company owners and chief executive officers. Ms. Mills is currently a director of one other public company, Arrow Electronics, Inc. Ms. Mills is also a director of Latina Media Ventures and Homegrown Naturals, Inc., both privately-held companies. She serves as a director of the Mitchell Institute which provides college scholarships to students from every high school in Maine, and is the Vice-Chairman of the Harvard Overseers.

Committee Memberships: Compensation and Organization;
Governance and Nominating (Chair)
Stephanie M. Shern, age 56, Director of Scotts since 2003

     Mrs. Shern is the founder of Shern Associates LLC, a retail consulting and business advisory firm formed in February 2002. From May 2001 to February 2002, Mrs. Shern served as the Senior Vice President and Global Managing Director of Retail and Consumer Products at Kurt Salmon Associates, a management consulting firm specializing in retailing and consumer products. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP, and from April 1998 to April 2000, she also served as Vice Chairman of Marketing for Ernst & Young LLP. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director of two other public companies, Nextel Communications, Inc. and GameStop Corp. Mrs. Shern is also a director of a privately-held company, Vitamin Shoppe Inc.

Committee Membership: Audit (Chair)

John Walker, Ph.D., age 64, Director of Scotts since 1998

     Since September 1994, Dr. Walker has been Chairman of Advent International plc, Europe, a private equity management company based in London, England which manages over $6 billion on a global basis.

Committee Membership: Finance (Chair)
Directors Continuing in Office
Class II — Terms to Expire at the 2006 Annual Meeting
Lynn J. Beasley, age 47, Director of Scotts since 2003

     In January 2002, Ms. Beasley was promoted to President and Chief Operating Officer of R.J. Reynolds Tobacco Company (“RJR Tobacco”), a cigarette manufacturer, after serving as Executive Vice President-Marketing since 1997. Ms. Beasley has also been a director of RJR Tobacco since March 2000. Ms. Beasley is a member of the Senior Services Board and Wake Forest Health Sciences Board, both charitable organizations.

Committee Memberships: Compensation and Organization;
Governance and Nominating
Gordon F. Brunner, age 66, Director of Scotts since 2003

     Mr. Brunner served as the Chief Technology Officer as well as a member of the board of directors of The Procter & Gamble Company, a manufacturer of family, personal and household care products, until his retirement on November 1, 2000 after 40 years of service. Mr. Brunner is a partner in the Cincinnati Living Longer ProActive Health Center and serves as a director of two other public companies, Natrol, Inc. and Third Wave Technologies, Inc., as well as privately-held Iams Imaging and Beverage Holdings, LLC. He also serves on the boards for Christ Hospital (Cincinnati, Ohio), the Wisconsin Alumni Research Foundation and Xavier University.

Committee Memberships: Innovation & Technology (Chair); Audit

Arnold W. Donald, age 49, Director of Scotts since 2000

     Since March 2000, Mr. Donald has been Chairman of Merisant Company, a seller of health, nutritional and lifestyle products whose products include leading global tabletop sweetener brands Equal® and Canderel®. From January 1998 to March 2000, he was Senior Vice President of Monsanto Company (n/k/a Pharmacia Corporation), with responsibility for growth, globalization and technology initiatives. He serves as a director of five other public companies, Crown Holdings, Inc., Russell Corporation, Oil-Dri Corporation of America, The Laclede Group, Inc., and Carnival Corporation. Mr. Donald serves as a director for numerous charitable organizations including the St. Louis Science Center, Missouri Botanical Garden, Opera Theatre of St. Louis, Scotts Miracle-Gro Foundation, St. Louis Art Museum, United Way of Greater St. Louis, Museum of African Art (New York), BJC Health System, Washington University, Dillard University and Carleton College. In 1998, he was appointed by President Clinton to serve on the President’s Export Council for international trade and appointed again by President Bush in November 2002. He is also a member of the Executive Leadership Council, the Kennedy School of Government Dean’s Council and the National Science Teachers Association Advisory Board.

Committee Memberships: Finance; Compensation and Organization
John M. Sullivan, age 69, Director of Scotts since 1994

     Mr. Sullivan served as Chairman, President and Chief Executive Officer of Prince Holdings, Inc., a corporation which, through its subsidiaries, manufactures sporting goods, from 1987 until his retirement in 1994. He is currently on the board of directors of Atlas Copco N.A., a company traded on the Stockholm Stock Exchange.

Committee Memberships: Audit; Governance and Nominating

Class III — Terms to Expire at the 2007 Annual Meeting
Mark R. Baker, age 47, Director of Scotts since 2004

     Mr. Baker has been President, Chief Executive Officer and a director of Gander Mountain Company, an outdoor retailer specializing in hunting, fishing and camping gear, since September 2002. Prior to his service with Gander Mountain Company, he was the Executive Vice President, Merchandising of The Home Depot, Inc., a leading home improvement retailer, from October 2000. From June 1999 to October 2000, he served as Group President and Senior Vice President, Merchandising of The Home Depot, Inc. From 1997 until 1999, he was President of the Midwest Division of The Home Depot, Inc.

Committee Memberships: Compensation and Organization;
Governance and Nominating
Joseph P. Flannery, age 72, Director of Scotts since 1987

     Mr. Flannery has been President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc., an investment management company, since 1986. Mr. Flannery is also a director of two other public companies, Newmont Mining Corporation and ArvinMeritor, Inc.

Committee Membership: Compensation and Organization (Chair)

Katherine Hagedorn Littlefield, age 49, Director of Scotts since 2000

     Ms. Littlefield has been a director of Scotts since July 2000. Ms. Littlefield is the Chair of the Hagedorn Partnership. She also serves on the boards for the Hagedorn Family Foundation, Inc., a charitable organization, and the Pennington School. She is the sister of James Hagedorn, a director and executive officer of Scotts.

Committee Memberships: Innovation & Technology; Finance
Patrick J. Norton, age 54, Director of Scotts since 1998

     Mr. Norton retired on January 1, 2003, after having served as Executive Vice President and Chief Financial Officer of Scotts since May 2000 and as interim Chief Financial Officer from February 2000 to May 2000. Mr. Norton is a director of one other public company, Greif, Inc. Mr. Norton serves as an independent director for various privately-held companies and partnerships, including Svoboda Collins LLC, and In The Swim, Inc. He is also a director of Scotts Miracle-Gro Foundation, a charitable organization.

Committee Membership: Finance

Recommendation and Vote

      Under Ohio law and Scotts’ Code of Regulations, the four nominees for election as Class I directors receiving the greatest number of votes will be elected. Common shares represented by properly executed and returned proxy cards or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the above-named nominees unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES.

Communications with the Board

      Although Scotts does not have a formal policy requiring members of the Board of Directors to attend annual meetings of the shareholders, Scotts encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the twelve then incumbent directors and director nominees attended Scotts’ last annual meeting of shareholders held on January 29, 2004.

      In accordance with Scotts’ Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of Scotts met in executive session (without management participation) at every regularly scheduled meeting of the Board of Directors in Scotts’ 2004 fiscal year. The independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year. At its January 28, 2004 meeting, upon recommendation of the Governance and Nominating Committee and with the support of management, the Board of Directors elected John Walker, Ph.D. Lead Independent Director. Dr. Walker will serve in this capacity at the pleasure of the Board of Directors and until his successor is elected and qualified. Dr. Walker presides at the executive sessions of the non-management directors.

      The Board of Directors believes it is important for shareholders to have a process to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board, the Lead Independent Director, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of Scotts, to Scotts’ executive offices at 14111 Scottslawn Road, Marysville, Ohio 43041. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Board Communication,” a “Shareholder/ Lead Independent Director Communication,” a “Shareholder/ Non-Management Director Communication,” or a “Shareholder/ Director Communication,” as appropriate. All such letters must identify the author as a shareholder and clearly indicate whether the intended recipients are all members of the Board of Directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of shareholder communications.

Committees and Meetings of the Board

      The Board of Directors held seven regularly scheduled or special meetings during Scotts’ 2004 fiscal year. The Board of Directors has five significant standing committees: the Audit Committee; the Compensation and Organization Committee; the Finance Committee; the Governance and Nominating Committee; and the Innovation & Technology Committee. Each current member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Board committees on which he or she served, in each case during the period such director served in the 2004 fiscal year.

Audit Committee

      The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is also posted on Scotts’ Internet website at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of Scotts. At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board of Directors, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

      The Audit Committee is responsible for (1) overseeing the accounting and financial reporting processes of Scotts, (2) overseeing the audits of the financial statements of Scotts, (3) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by Scotts for the purpose of preparing or issuing an audit report or related work, (4) establishing procedures for the receipt, retention and treatment of complaints received by Scotts regarding accounting, internal accounting controls, auditing matters or other compliance matters, (5) assisting the Board of Directors in its oversight of: (a) the integrity of Scotts’ financial statements; (b) Scotts’ compliance with applicable laws, rules and regulations, including applicable NYSE Rules; (c) the independent registered public accounting firm’s qualifications and independence; and (d) the performance of Scotts’ internal audit function; and (6) undertaking the other matters required by applicable SEC and NYSE Rules. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

      Each member of the Audit Committee qualifies as independent under the applicable NYSE Rules and Rule 10A-3 promulgated under Section 10A(m)(3) of the Exchange Act. The Board of Directors believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of Scotts and its subsidiaries and satisfies the financial literary requirement of the NYSE Rules. The Board of Directors has determined that Stephanie M. Shern qualifies as an audit committee financial expert as defined by the applicable SEC Rules. None of the members of the Audit Committee serves on the audit committee of more than two other public companies. The Audit Committee met twelve times during the 2004 fiscal year. The Audit Committee’s report relating to Scotts’ 2004 fiscal year appears on page 29.

Compensation and Organization Committee

      The Compensation and Organization Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Compensation and Organization Committee charter is posted on Scotts’ Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of Scotts. At least annually, in consultation with the Governance and Nominating Committee, the Compensation and Organization Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

      The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of Scotts. In addition, the Compensation and Organization Committee acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by Scotts. The Compensation and Organization Committee also advises the Board of Directors regarding executive officer organizational issues and succession plans and serves as the committee administering Scotts’ 1992 Long Term Incentive Plan (“1992 Plan”), 1996 Plan, 2003 Plan and Executive Annual Incentive Plan (the “Executive Incentive Plan”). The Compensation and Organization Committee met three times during the 2004 fiscal year. Pursuant to its charter, the Compensation and Organization Committee has the authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such counsel, consultants or experts.

      Each member of the Compensation and Organization Committee qualifies as independent under the applicable NYSE Rules, an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation and Organization Committee’s report on executive compensation appears on pages 23 through 27.

Finance Committee

      The Finance Committee provides oversight of the financial plans and policies of Scotts and its subsidiaries by reviewing annual business plans; operating performance goals; investment, dividend payment and stock repurchase programs; financial forecasts; and general corporate financing matters. The Finance Committee met six times during the 2004 fiscal year.

Governance and Nominating Committee

      The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Governance and Nominating Committee charter is posted on Scotts’ Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of Scotts. At least annually, the Governance and Nominating Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

      The Governance and Nominating Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board of Directors and Board committees. The Governance and Nominating Committee also makes recommendations to the full Board of Directors and the Chairman of the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board of Directors and of management (in the areas of Board of Directors relations and corporate governance), director compensation and developments in corporate governance practices. The Governance and Nominating Committee is responsible for developing a policy with regard to the consideration of candidates for election or appointment to the Board of Directors recommended by shareholders of Scotts and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements which may be set forth in Scotts’ Code of Regulations and applicable laws, rules and regulations. In considering potential nominees, the Governance and Nominating Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance principles applicable to Scotts and overseeing the evaluation of the Board of Directors and management.

      Each member of the Governance and Nominating Committee qualifies as independent under the applicable NYSE Rules. The Governance and Nominating Committee met three times during the 2004 fiscal year.

Innovation & Technology Committee

      The Innovation & Technology Committee was formed in May 2004 to assist the Board of Directors in providing counsel to Scotts’ senior management on strategic management of global science, technology and innovations issues and act as the Board of Director’s liaison to Scotts’ Innovation and Technology Advisory Board. The Innovation & Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors and met one time during the 2004 fiscal year. A copy of the Innovation & Technology Committee charter is posted on Scotts’ Internet website located at http://www.investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of Scotts.

Nomination of Directors

      As described above, Scotts has a standing Governance and Nominating Committee that has responsibility for, among other things, providing oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying candidates qualified to become directors and recommending director nominees to the Board of Directors.

      When considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee. However, under Scotts’ Corporate Governance Guidelines, in general, a director is not to stand for re-election once he or she has reached the age of 72. The Governance and Nominating Committee and full Board of Directors will review individual circumstances and may from time to time choose to renominate a director who is 72 or older. The Governance and Nominating Committee may consider any factors it deems appropriate, including: judgment; skill; diversity; strength of character; experience with businesses and organizations of comparable size or scope; experience as an executive of, or advisor to, a publicly traded or private company; experience and skill relative to other Board of Directors members; specialized knowledge or experience; and desirability of the candidate’s membership on the Board of Directors and any committees of the Board of Directors.

      The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Governance and Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm was used during the 2004 fiscal year and, accordingly, no fees have been paid to any such consultant or search firm. The Board of Directors, taking into account the recommendations of the Governance and Nominating Committee, selects nominees to stand for election as directors.

      Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by giving written notice of the recommendation to the Corporate Secretary of Scotts. The recommendation should include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, should accompany any such recommendation.

Corporate Governance Guidelines

      In accordance with applicable NYSE Rules, the Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of the Board of Directors and its committees and to reflect Scotts’ commitment to the highest standards of corporate governance. The Board of Directors, with the assistance of the Governance and Nominating Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are posted on Scotts’ Internet website located at http://www.investor.scotts.com and are available in print to any shareholder who requests them from the Corporate Secretary of Scotts.

Code of Business Conduct and Ethics

      In accordance with applicable NYSE Rules and SEC Rules, the Board of Directors has adopted The Scotts Company Code of Business Conduct and Ethics which is available on Scotts’ Internet website located at http://www.investor.scotts.com and in print to any shareholder who requests it from the Corporate Secretary of Scotts.

Compensation of Directors

      Each director of Scotts who is not an employee of Scotts (the “non-employee directors”) receives a $40,000 annual retainer for Board of Directors and Board committee meetings plus reimbursement of all reasonable travel and other expenses of attending such meetings. Members of the Audit Committee get an additional $5,000 annually. Under each of the 1996 Plan and the 2003 Plan, non-employee directors may elect to receive all or a portion, in 25% increments, of their annual cash retainer and other fees paid for service as a director in cash or in stock units. If stock units are elected, the non-employee director receives a number of stock units determined by dividing the chosen dollar amount by the fair market value of Scotts’ common shares on the first trading day following the date of the annual meeting of shareholders for which the deferred amount otherwise would have been paid. Final distributions are made in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Board of Directors, upon the date the non-employee director has specified in his or her deferral form or upon a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), whichever is earliest. Distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. The non-employee directors may elect stock units under either the 1996 Plan or the 2003 Plan.

      Under either the 1996 Plan or the 2003 Plan, non-employee directors also receive an annual grant, on the first business day following the date of each annual meeting of shareholders, of options to purchase 5,000 common shares at an exercise price equal to the fair market value of the common shares on the grant date. Non-employee directors who are members of one or more committees of the Board of Directors receive options to purchase an additional 500 common shares for each committee on which they serve. Additionally, non-employee directors who chair a committee receive options to purchase an additional 1,000 common shares for each committee they chair. Options granted to a non-employee director become exercisable six or twelve months after the grant date and remain exercisable until the earlier to occur of the tenth anniversary of the grant date or the first anniversary of the date the non-employee director ceases to be a member of Scotts’ Board of Directors. However, if the non-employee director ceases to be a member of the Board of Directors after having been convicted of, or pled guilty or nolo contendere to, a felony, his or her options granted under the 1996 Plan will be cancelled on the date he or she ceases to be a director. If the non-employee director ceases to be a member of the Board of Directors after having retired after serving at least one full term, any outstanding options granted under either the 1996 Plan or the 2003 Plan will remain exercisable for a period of five years following retirement subject to the stated terms of the options. To the extent a grant is made under one plan, the automatic grant under the other plan would not apply.

      Upon a change in control of Scotts, each non-employee director’s outstanding options granted under the 2003 Plan will be cancelled, unless (a) Scotts’ common shares remain publicly traded, (b) the non-employee director remains a director of Scotts after the change in control or (c) the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. In addition, each non-employee director’s outstanding options granted under the 1996 Plan will be cancelled unless the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. For each cancelled option, a non-employee director will receive cash in the amount of, or common shares having a value equal to, the difference between the change in control price of a common share (calculated pursuant to the terms of the applicable plan) and the exercise price of the cancelled option.

      On November 5, 2002, Scotts entered into a letter agreement with Patrick J. Norton, providing that from January 1, 2003 through December 31, 2005, Mr. Norton will remain an employee of Scotts with limited duties, primarily acting as an advisor for the Scotts LawnService® business. Mr. Norton will receive an annual fee of $11,000 for his work as an advisor and will be eligible to receive options covering 4,500 common shares annually. As of December 31, 2005, Mr. Norton will be entitled to continue to participate in Scotts’ group medical and dental plans under the prevailing annual COBRA rates until Mr. Norton’s 65th birthday on November 19, 2015. If Mr. Norton’s employment is terminated by Scotts other than for cause, Mr. Norton will be entitled to his options and benefits through December 31, 2005. In addition, so long as Mr. Norton remains on Scotts’ Board of Directors through 2005, he will be entitled to compensation of $40,000 as his annual retainer for serving on the Board of Directors each year and receive options covering 5,500 common shares annually, in addition to his compensation as an advisor.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

      The following table shows, for the fiscal years ended September 30, 2004, 2003 and 2002, the cash compensation and other benefits paid or provided by Scotts to the individual who served as Chief Executive Officer (“CEO”) during the 2004 fiscal year and the four other most highly compensated executive officers of Scotts listed by title.

Summary Compensation Table

						Long-Term Compensation

						Awards
		Annual Compensation
						Restricted	Securities
Name and Principal Position	Fiscal				Other Annual	Stock	Underlying		All Other
During 2004 Fiscal Year	Year	Salary($)(1)	Bonus($)(1)		Compensation	Award(s)	Options/SARs(#)		Compensation($)

James Hagedorn	2004	$612,460	$888,000		$68,361 (2)	$872,400 (3)	90,000	(4)	$44,401	(5)
President, Chief Executive	2003	$616,705	$332,009		$0	$0	125,000	(4)	$81,796
Officer and Chairman of	2002	$616,160	$577,774		$0	$0	125,000	(6)	$32,237
the Board
Robert F. Bernstock	2004	$544,474	$589,061		$0	$0	25,000	(4)	$51,318	(7)
Executive Vice President	2003	$162,333	$402,916	(8)	$0	$0	50,000	(4)	$10,212
and President, North	2002	n/a	n/a		n/a	n/a	n/a		n/a
America(9)
Michael P. Kelty, Ph.D.	2004	$386,907	$381,461		$0	$0	24,000	(4)	$42,576	(10)
Vice Chairman and	2003	$373,000	$135,812		$0	$0	24,000	(4)	$42,679
Executive Vice President	2002	$366,000	$264,813		$0	$0	26,000	(6)	$32,671
Christopher L. Nagel	2004	$362,000	$356,125		$0	$0	20,000	(4)	$33,206	(11)
Executive Vice President	2003	$296,908	$101,707		$0	$0	14,000	(6)	$26,348
and Chief Financial	2002	$233,550	$120,343		$0	$0	12,000	(6)	$15,976
Officer
David M. Aronowitz	2004	$316,000	$305,250		$0	$0	20,000	(4)	$32,879	(12)
Executive Vice President,	2003	$278,500	$99,862		$0	$0	20,000	(4)	$25,548
General Counsel and	2002	$266,000	$122,949		$0	$0	17,000	(6)	$18,944
Corporate Secretary

(1)	Includes compensation which may be deferred under the RSP and the Executive Retirement Plan.

(2)	Value of personal use of Scotts’ aircraft calculated pursuant to Instruction 2 to Item 402(b)(2)(iii)(C) of SEC Regulation S-K.

(3)	On November 19, 2003, Mr. Hagedorn was awarded 15,000 restricted common shares under the 2003 Plan. The per share value of Scotts’ common shares on that date was $58.16. The restrictions on transfer generally lapse November 19, 2006. Mr. Hagedorn exercises all voting rights and is entitled to receive any dividends which may be paid on the restricted common shares. As of September 30, 2004, the number of restricted common shares held by Mr. Hagedorn and the market value of such restricted common shares were 15,000 common shares, $962,250.

(4)	This number represents freestanding SARs granted under the 2003 Plan.

(5)	This amount represents aggregate contributions made by Scotts of $15,321 to the RSP and $29,080 to the Executive Retirement Plan.

(6)	This number represents options granted under the 1996 Plan.

(7)	This amount includes aggregate contributions made by Scotts of $18,854 to the RSP and $23,143 to the Executive Retirement Plan.

(8)	This amount includes $300,000 Mr. Bernstock received as a sign-on bonus.

(9)	Mr. Bernstock was named Executive Vice President and President, North American Consumer of Scotts on June 2, 2003 and then on August 24, 2003, was named Executive Vice President and President, North America of Scotts.

(10)	This amount includes aggregate contributions made by Scotts of $15,521 to the RSP and $19,025 to the Executive Retirement Plan.

(11)	This amount includes aggregate contributions made by Scotts of $10,821 to the RSP and $20,368 to the Executive Retirement Plan.

(12)	This amount includes aggregate contributions made by Scotts of $11,266 to the RSP and $15,849 to the Executive Retirement Plan.

Option/ SAR Grants in 2004 Fiscal Year

      The following table summarizes information concerning individual grants of freestanding SARs made during the 2004 fiscal year to each of the individuals named in the Summary Compensation Table. No options were granted to these individuals during the 2004 fiscal year.

						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates of
	Securities		Options/SARs			Stock Price Appreciation for
	Underlying		Granted to	Exercise or		Option/SAR Term(2)
	Options/SARs		Employees in	Base Price	Expiration
Name	Granted(#)(1)		Fiscal Year	($/Share)	Date	5%($)	10%($)

James Hagedorn	90,000	(3)	17.05%	$58.16	11/18/13	$3,291,866	$8,342,286
Robert F. Bernstock	25,000	(3)	4.73%	$58.16	11/18/13	$914,413	$2,317,302
Michael P. Kelty, Ph.D.	24,000	(3)	4.55%	$58.16	11/18/13	$877,836	$2,224,609
Christopher L. Nagel	20,000	(3)	3.79%	$58.16	11/18/13	$731,530	$1,853,841
David M. Aronowitz	20,000	(3)	3.79%	$58.16	11/18/13	$731,530	$1,853,841

(1)	In the event of a “change in control” (as defined in the 2003 Plan), all freestanding SARs granted under the 2003 Plan will be deemed exercisable and liquidated in a single lump sum cash payment. The above-described payment will not be made to the holder of SARs if the Compensation and Organization Committee determines, prior to the change in control and subject to requirements contained in the 2003 Plan, that immediately after the change in control, the SARs will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor, by the holder’s new employer. In the event of termination of employment by reason of retirement, disability or death, the SARs may thereafter be exercised in full for a period of five years, subject to the stated term of the SARs. The SARs are forfeited if the holder’s employment is terminated for cause. If the employment of the holder of SARs is terminated for any reason other than retirement, disability, death or for cause, any vested SARs held at the date of termination may be exercised for a period of 90 days, subject to the stated term of the SARs.

(2)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and assume the SARs are held until their respective expiration dates. Such dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of Scotts’ common shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the holders of the SARs will only realize value from the grants shown if the price of Scotts’ common shares appreciates, which benefits all shareholders commensurately.

(3)	These SARs were granted on November 19, 2003 and will become exercisable on November 19, 2006.

Option Exercises in 2004 Fiscal Year and 2004 Fiscal Year-End Option/ SAR Values

      The following table summarizes information concerning options exercised during the 2004 fiscal year and unexercised options and SARs held as of the end of the 2004 fiscal year by each of the individuals named in the Summary Compensation Table.

				Number of Securities		Value of Unexercised
				Underlying Unexercised		In-the-Money
				Options/SARs at		Options/SARs at
	Shares			Fiscal Year-End(#)(1)		Fiscal Year-End($)(1)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)		Exercisable	Unexercisable	Exercisable	Unexercisable

James Hagedorn	0	$	n/a	380,000	340,000	$14,248,125	$5,270,350
Robert F. Bernstock	0	$	n/a	0	75,000	$0	$913,250
Michael P. Kelty, Ph.D.	0	$	n/a	54,000	74,000	$1,749,975	$1,100,560
Christopher L. Nagel	0	$	n/a	10,000	46,000	$333,500	$638,400
David M. Aronowitz	5,500		$189,020	31,500	57,000	$1,043,975	$804,200

(1)	In the event of a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), all freestanding SARs granted under the 2003 Plan will be deemed exercisable and liquidated in a single lump sum cash payment. Also, in the event of a change in control, each holder of options granted under the 1996 Plan will be permitted, in the holder’s discretion, to surrender any option or portion thereof in exchange for either cash equal to the excess of the change in control price as defined below over the exercise price for such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a value equal to the excess of the change in control price over the exercise price of the option plus cash equal to the fair market value of any fractional common share. The Compensation and Organization Committee may allow the holder thereof to exercise any outstanding options by following the normal procedures for exercising options within 15 days of the date of the change in control. The above-described payments will not be made to the holder of options or SARs if the Compensation and Organization Committee determines, prior to the change in control and subject to requirements contained in each plan, that immediately after the change in control, the options or SARs will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor, by the holder’s new employer. The “change in control price” will be (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to the transfer of stock, the highest closing price of a common share of Scotts as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs. In the event of termination of employment by reason of retirement, disability or death, the options and SARs may thereafter be exercised in full for a period of five years, subject to the stated term of the options and SARs. The options and SARs are forfeited if the holder’s employment is terminated for cause. If the employment of the holder of options or SARs is terminated for any reason other than retirement, disability, death or for cause, any vested options or SARs held at the date of termination may be exercised for a period of 90 days, subject to the stated term of the options or SARs.

(2)	“Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End” is based upon the fair market value of Scotts’ common shares on September 30, 2004 ($64.15) less the exercise price of in-the-money options and SARs at the end of the 2004 fiscal year.

Equity Compensation Plan Information

      Scotts has four equity compensation plans under which its common shares are authorized for issuance to directors, officers or employees in exchange for goods or services:

•	the 1992 Plan;

•	the 1996 Plan;

•	the 2003 Plan; and

•	the Executive Retirement Plan.

1992 Plan, 1996 Plan and 2003 Plan

      The following table shows for the 1992 Plan, the 1996 Plan and the 2003 Plan as a group the number of common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units, the weighted-average exercise price of outstanding options and SARs together with the weighted-average price of outstanding stock units, and the number of common shares remaining available for future issuance at September 30, 2004, excluding common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units. Each of the 1992 Plan, the 1996 Plan and the 2003 Plan has previously been approved by Scotts’ shareholders. The following table shows comparable information, as of September 30, 2004, for the Executive Retirement Plan. The Executive Retirement Plan has not been approved by Scotts’ shareholders.

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to be	Weighted-average	equity compensation
	issued upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	3,818,847 (1)	$39.74 (2)	996,803 (3)
Equity compensation plans not approved by security holders	40,281 (4)	n/a (5)	n/a (6)
Total	3,859,128	$39.74 (2)	996,803

(1)	Includes 86,391 common shares issuable upon exercise of options granted under the 1992 Plan, 2,882,459 common shares issuable upon exercise of options granted under the 1996 Plan and 843,250 common shares issuable upon exercise of options and SARs granted under the 2003 Plan. Also includes 3,520 and 3,227 common shares attributable to stock units received by non-employee directors in lieu of their annual cash retainer and other fees payable to them for service as directors and held in their accounts under the 1996 Plan and the 2003 Plan, respectively. The terms of the stock units are described in this Proxy Statement/Prospectus under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS — Compensation of Directors” at page 14.

(2)	Represents weighted-average exercise price of outstanding options under the 1992 Plan and the 1996 Plan and outstanding SARs and options under the 2003 Plan together with weighted-average price of outstanding stock units under the 1996 Plan and the 2003 Plan.

(3)	Includes 63,280 common shares remaining available for issuance under the 1996 Plan and 933,523 common shares remaining available for issuance under the 2003 Plan.

(4)	Includes common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan. This number has been rounded to the nearest whole common share.

(5)	The weighted-average price of the common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan is not readily calculable. Please see the description of the Executive Retirement Plan below.

(6)	The terms of the Executive Retirement Plan do not provide for a specified limit on the number of common shares which may be attributable to participants’ accounts relating to common share units. Please see the description of the Executive Retirement Plan below which addresses the manner in which the number of common share units attributable to a participant’s account is determined. Common shares which may in the future be attributable to participants’ accounts relating to common share units are not included. Scotts maintains a Registration Statement on Form S-8 (Registration No. 333-72715) pursuant to which a total of 250,000 common shares are registered for issuance under the Executive Retirement Plan. No common shares had been issued under the Executive Retirement Plan as of September 30, 2004.

Executive Retirement Plan

      The ERP is an unfunded non-qualified deferred compensation plan that allows certain of Scotts’ executive management, including all of the executive officers named in the Summary Compensation Table, and other highly compensated employees to defer compensation and to earn Scotts-funded benefits that they could have deferred to and earned under the RSP but for Internal Revenue Code limits imposed on the RSP. The ERP also provides participants with the opportunity to defer all or any part of the amount awarded under Scotts’ Executive Incentive Plan or any incentive compensation paid pursuant to an employment agreement. Subject to certain restrictions, participants may direct that amounts credited to them under the ERP be adjusted by reference to a Scotts’ stock fund or to one or more outside investment funds made available by the ERP’s administrative committee. Outside investment funds do not include Scotts’ common shares. The amount credited to a participant in the Scotts’ stock fund is recorded as common share units, the number of which is determined by dividing the amount credited for the participant to the Scotts’ stock fund by the fair market value of common shares when the determination is made. The amount credited to a participant in an outside investment fund is recorded as outside investment fund units, the number of which is determined by dividing the amount credited for the participant to each outside investment fund by the market value of the outside investment fund when the determination is made. Distributions from the ERP generally begin when the participant terminates employment (although the participant may specify a different date) and normally are paid in either a lump sum or in annual installments over no more than ten years, whichever the participant has elected. Distributions from the Scotts’ stock fund always are made in the form of whole common shares equal to the number of whole common share units then credited to the participant and the value of fractional common share units is distributed in cash. Distributions from outside investment funds always are made in cash equal to the value of each outside investment unit then credited to the participant multiplied by the market value of those units. ERP participants are general unsecured creditors of Scotts with respect to their interests in the ERP. Scotts expects that the ERP will remain in effect indefinitely. However, the ERP’s administrative committee may amend or terminate the ERP at any time.

Pension Plans

      Scotts maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”). Eligibility for and accruals under the Pension Plan were frozen as of December 31, 1997.

      Monthly benefits under the Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a) (i)	1.5% of the individual’s highest average annual compensation for 60 consecutive months during the ten-year period ending December 31, 1997; times

(ii)	years of benefit service through December 31, 1997; reduced by

(b) (i)	1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii)	years of benefit service through December 31, 1997.

      Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account. The Pension Plan includes additional provisions for early retirement.

      Benefits under the Pension Plan are supplemented by benefits under The O.M. Scott & Sons Company Excess Benefit Plan (the “Excess Benefit Plan”). The Excess Benefit Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Benefit Plan provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code. Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the time and in the same form as benefits are paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Internal Revenue Code.

      The estimated annual benefits under the Pension Plan and the Excess Benefit Plan payable upon retirement at normal retirement age for each of the individuals named in the Summary Compensation Table are:

	Years of Benefit Service	Total Benefit

James Hagedorn	9.9167	$25,028.52
Robert F. Bernstock	n/a	n/a
Michael P. Kelty, Ph.D.	17.5	$57,551.40
Christopher L. Nagel	n/a	n/a
David M. Aronowitz	n/a	n/a

      Associates participate in the RSP, formerly known as “The Scotts Company Profit Sharing and Savings Plan.” The RSP, as amended and restated effective as of December 31, 1997, consolidated various defined contribution retirement plans in effect at Scotts and its domestic subsidiaries. The RSP permits 401(k) contributions, employee after-tax contributions, Scotts’ matching contributions, Scotts’ retirement contributions, and, between 1998 and 2002 for participants whose benefits were frozen under the Pension Plan (including Dr. Kelty) and the Scotts-Sierra Horticultural Products Company Retirement Plan for Salaried Employees, certain transitional contributions based on age and service.

      Certain executive management and other highly paid employees, including the individuals named in the Summary Compensation Table, also participate in the ERP described under “— Equity Compensation Plan Information — Executive Retirement Plan” at page 20.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

      In connection with the transactions contemplated by the Merger Agreement, Scotts entered into an employment agreement with Mr. James Hagedorn (the “Hagedorn Agreement”). The Hagedorn Agreement had an original term of three years, and is automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn and participation in the various benefit plans available to senior executive officers of Scotts. In addition, pursuant to the Hagedorn Agreement, Scotts granted to Mr. Hagedorn options to acquire 24,000 common shares. Upon certain types of termination of employment (e.g., a termination by Scotts for any reason other than “cause” (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting “good reason” (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years. Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about Scotts and from competing with Scotts during his employment therewith and for an additional three years thereafter.

      On September 16, 2004, Scotts entered into an employment agreement and covenant not to compete with Robert F. Bernstock, effective as of October 1, 2004 (the “Bernstock Agreement”). The Bernstock

Agreement has an initial term of three years commencing on October 1, 2004 and expiring on September 30, 2007, and superceded a letter agreement entered into by Scotts and Mr. Bernstock effective as of June 1, 2003.

      Under the Bernstock Agreement, Mr. Bernstock will (a) be paid a base annual salary of $540,000; (b) participate in Scotts’ Executive Incentive Plan with a “target payment percentage” (as defined in that plan) of sixty-five percent; (c) receive a restricted stock grant of 25,000 common shares of Scotts as of October 1, 2004, as to which any forfeiture restrictions will lapse on September 30, 2009 if Mr. Bernstock is then employed by Scotts or on September 30, 2007 if Mr. Bernstock is then employed by Scotts and is not then serving as Chief Operating Officer of Scotts or in a more senior position; (d) be eligible for additional grants and awards under the 2003 Plan on a basis no less favorable to Mr. Bernstock than other senior management executives, commensurate with his position and title, targeted at the 50th percentile of peer companies for the chief operating officer position; (e) be entitled to participate in all of Scotts’ benefit programs for senior management executives; (f) receive holidays and sick leave in accordance with Scotts’ policies for senior executive officers; and (g) receive additional perquisites commensurate with his position.

      If Mr. Bernstock separates from employment with Scotts prior to April 24, 2005, for any reason, Mr. Bernstock must repay to Scotts a pro-rated portion of the $300,000 sign-on bonus he received pursuant to his letter agreement with Scotts.

      If Mr. Bernstock resigns, absent a constructive termination, or is terminated for cause, Mr. Bernstock will (a) receive payment of his unpaid accrued base salary to the date of termination of employment, and (b) be entitled to any amounts provided under the terms of Scotts’ benefit plans and employment policies.

      If Mr. Bernstock resigns following a constructive termination, or is discharged by Scotts for any reason other than for cause (including by reason of Scotts’ refusal to offer Mr. Bernstock a renewal of the Bernstock Agreement on then substantially comparable terms), Mr. Bernstock will receive (a) payment of his accrued unpaid base salary to the date of termination of employment, (b) payment of a lump sum amount equal to two times the sum of his annual base salary and incentive target bonus for such year, (c) payment of the amount of incentive he would have earned for such year pro-rated to the date of termination, and (d) payment of amounts payable under Scotts’ benefit plans, as well as certain perquisites and policies.

      Upon termination of Mr. Bernstock’s employment due to his death or incapacity, Mr. Bernstock, or his estate or designated beneficiary in the event of his death, will receive (a) a lump sum amount equal to two times the sum of Mr. Bernstock’s annual base salary and incentive target bonus (in each case as in effect in the year of disability or death), and (b) payment of the amount of incentive he would have earned for such year pro-rated to the date of termination.

      In the event that Mr. Bernstock’s employment is terminated by Scotts for any reason other than cause, he resigns following a constructive termination, or his employment is terminated due to his death or incapacity, his stock-based awards and other stock-based compensation, if any, will vest, become exercisable, or mature, as applicable; provided, that in the case of the restricted stock award pursuant to the Bernstock Agreement and future stock-based compensation, Mr. Bernstock’s termination of employment or resignation following constructive termination occurs on or after he attains age 55.

      Under the Bernstock Agreement, Mr. Bernstock has agreed to maintain the confidentiality of Scotts’ proprietary and confidential information, and to not engage in “prohibited competitive activities” (as defined in the Bernstock Agreement) for specified periods of time (ranging from 18 months to 36 months depending upon the specific activity) in the event that his employment is terminated due to the expiration of the Bernstock Agreement, his resignation other than due to a constructive termination or by Scotts without cause.

      The Compensation and Organization Committee of the Board of Directors of Scotts has approved certain employment, severance and change in control terms applicable to Michael P. Kelty, Ph.D., Christopher L. Nagel and David M. Aronowitz. Pursuant to these terms, if the employment of any of these executive officers is terminated by Scotts, other than for cause, within 18 months following a change in control of Scotts (as defined in each of the 1996 Plan and the 2003 Plan), such executive officer will be entitled to receive a lump sum payment within 90 days after termination equal to two times the executive officer’s base salary plus two times the executive officer’s target incentive under Scotts’ Executive Incentive Plan or any successor incentive compensation plan, in each case as in effect at the date of termination. If the employment of any of these executive officers is terminated by Scotts prior to a change in control, other than for cause, such executive officer will be entitled to receive two times the executive officer’s base salary in effect at the date of termination in a lump sum within 90 days after termination.

Report of the Compensation and Organization Committee on Executive Compensation for the 2004 Fiscal Year

Role of the Compensation and Organization Committee

      The Compensation and Organization Committee is made up of five members of the Board of Directors, each of whom is “independent” as defined in the applicable NYSE Rules and the other standards of independence prescribed by law or regulation in respect of the duties undertaken by the Compensation and Organization Committee. The Compensation and Organization Committee reviews Scotts’ corporate organizational structure, succession planning, ongoing functions and performance of the executive officers and other key management. The Compensation and Organization Committee is responsible for reviewing and making recommendations to the Board of Directors regarding incentive compensation plans and equity-based plans in accordance with the then applicable SEC and NYSE Rules. It is also responsible for administering each of Scotts’ incentive compensation plans, equity-based plans and any other plans that require administration by the Compensation and Organization Committee, or that applicable laws or regulations require administration by the Compensation and Organization Committee.

      The Compensation and Organization Committee reviews and approves (either on its own or together with the other independent directors, as directed by the Board of Directors) the general compensation policies applicable to the CEO of Scotts and reviews and makes recommendations to the Board of Directors regarding the general compensation policies applicable to the other executive officers of Scotts and other key management employees of Scotts. The Compensation and Organization Committee reviews and approves Scotts’ goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and approves (either on its own or together with the other independent directors, as directed by the Board of Directors) the CEO’s compensation based on this evaluation. The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors regarding promotion, benefits and compensation for the non-CEO executive officers and other key management employees.

      In reaching compensation decisions, the Compensation and Organization Committee reviews information from a variety of sources, which include proxy statement surveys and industry surveys. In addition, the Compensation and Organization Committee has retained external compensation consultants and legal counsel.

Objectives of the Executive Compensation Program

      The Compensation and Organization Committee’s primary objective is the establishment of compensation programs for Scotts’ executive officers who are in a position to maximize long-term shareholder value. The executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” In pursuing this objective, the Compensation and Organization Committee believes that Scotts’ executive compensation program must:

•	Emphasize pay for performance, motivating both long-term and short-term performance for the benefit of Scotts’ shareholders;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay;

•	Through its incentive plans, encourage and reward decision-making that emphasizes long-term shareholder value;

•	Provide a total compensation program competitive with those companies with which Scotts competes for top management talent on a global basis; and

•	Ensure Scotts’ continued growth and performance by attracting, retaining and motivating talented executives and employees necessary to meet Scotts’ strategic goals.

      The Compensation and Organization Committee sets compensation levels which are designed to be competitive with a comparison group of consumer products companies of similar size and complexity (the “Comparison Group”). This comparative data may not include the compensation paid by all of the companies that are included in the S&P 500 Household Index, which is used for comparative purposes in the performance graph on page 28. Base salary and annual incentive opportunities are targeted at the median of the Comparison Group companies, while long-term incentives are targeted at the 50th percentile. Scotts’ competitive compensation structure has enabled it to attract and retain executives who, as key members of the top management team, have been instrumental in improving the performance of Scotts.

      The Compensation and Organization Committee does not have a policy that requires Scotts’ executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The design and administration of the 1996 Plan and the 2003 Plan are intended to qualify any compensation attributable to participation there under as performance-based compensation. In all cases, the Compensation and Organization Committee will continue to carefully consider the net cost and value to the shareholders of Scotts’ compensation policies.

Overview of Executive Compensation and 2004 Fiscal Year Compensation and Organization Committee Actions

      Scotts’ executive compensation program presently consists of five principal components:

•	Base salary;

•	Stock option and incentive equity-based plans;

•	Executive Incentive Plan;

•	Executive Retirement Plan; and

•	Executive perquisites.

Base Salary

      The base salaries of Scotts’ executive officers and subsequent adjustments to those base salaries are determined considering the following factors: (1) the strategic importance to Scotts of the executive officer’s job function; (2) the individual’s performance in his or her position; (3) the individual’s potential to make a significant contribution to Scotts in the future; and (4) a comparison of industry compensation practices. The Compensation and Organization Committee believes that all of these factors are important and the weighting of each factor varies from individual to individual.

Stock Option and Incentive Equity-Based Plans

      For the 2004 fiscal year, the Compensation and Organization Committee targeted the long-term incentive equity awards for executive officers at the 50th percentile of total long-term incentive pay at Comparison Group companies. The Compensation and Organization Committee uses the Black-Scholes method to calculate the long-term incentive value of options, SARs and restricted common shares to be granted and uses the Comparison Group companies as a benchmark.

      For the 2004 fiscal year, the Compensation and Organization Committee targeted grants under the 2003 Plan at a level that was to achieve the desired long-term incentive target. The Compensation and Organization Committee has adjusted grants of options, SARs and restricted common shares from such target for certain recipients based on corporate or individual performance.

      The 2003 Plan enables the Compensation and Organization Committee to grant both incentive stock options and non-qualified stock options although no incentive stock options have been granted to date. SARs, non-qualified stock options and restricted common shares granted typically have a three-year cliff vesting provision; however, this provision is sometimes modified for grants made to associates outside of North America.

Executive Incentive Plan

      All executive officers are eligible to participate in the Executive Incentive Plan, which provides annual incentive compensation opportunities based on various performance measures related to the financial performance of Scotts for the fiscal year.

      The Compensation and Organization Committee oversees the operation of the Executive Incentive Plan. Its members are responsible for evaluating and approving the plan’s design as well as the targets and objectives to be met by Scotts and its executive officers and the amount of incentive payable for specified levels of attainment of those targets and objectives. At the end of each fiscal year, the Compensation and Organization Committee determines the extent to which the targets and objectives have been met and awards incentive payments accordingly.

For Corporate Officers

      For the 2004 fiscal year, incentives for executive officers in the corporate group were based on five performance measures. These measures were:

•	Net Income

•	Corporate net income before significant non-recurring items

•	Net Sales Growth

•	Sales goals established for Scotts on a consolidated basis

•	ROIC (After-Tax Return on Invested Capital) — corporate

•	EBITA for Scotts on a consolidated basis (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — corporate (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery)

•	All-In Fill Rate percent (% calculated dollar fill based on potential)

For Business Group Officers

      For the 2004 fiscal year, incentives for executive officers in each business group were based on five performance measures. These measures were:

•	EBITA for the business group

•	Earnings Before Interest, Taxes and Amortization

•	Net Sales Growth — group

•	Sales goals established for the business group

•	ROIC (After-Tax Return on Invested Capital) — group

•	EBITA for the business group (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — group (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery)

•	All-In Fill Rate percent (% calculated dollar fill based on potential)

      These measures are weighted for each individual participant and the sum of the measures is multiplied by earnings to reinforce the importance of net income. The Executive Incentive Plan includes a funding trigger below which no payments are made to any participant. This funding trigger is based on achieving prior year consolidated net income.

Executive Retirement Plan

      The Executive Retirement Plan is intended to provide participants with the opportunity for contributions in excess of Internal Revenue Code limitations. The Executive Retirement Plan consists of three parts:

•	Deferral of base salary over the Internal Revenue Code limit and crediting of Scotts’ matching contributions.

•	Deferral of a portion or the entire Executive Incentive Plan bonus.

•	A Scotts’ contribution (referred to as “base” contribution) that is made whether or not the participant elects to make contributions to the Executive Retirement Plan. The base contribution is credited to base salary as well as the Executive Incentive Plan bonus amounts over the Internal Revenue Code limits.

Executive Perquisites

      Executive perquisites offered to key executives are designed to be competitive and are limited. These perquisites include annual physical examinations, car allowances, and financial counseling for vice presidents and above. Scotts makes its airplane available to the President, Chief Executive Officer and Chairman of the Board, the Executive Vice President and President, North America and the Vice Chairman and Executive Vice President for personal use.

Compensation of the CEO

      The Compensation and Organization Committee, in conjunction with the CEO, establishes the annual goals and objectives relevant to the CEO’s compensation. The Compensation and Organization Committee evaluates the CEO’s performance against these goals and objectives annually in executive session.

      Scotts’ executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” Consistent with the overall goal of the executive compensation program, Mr. Hagedorn’s annual base salary was set below the median level at $600,000. Mr. Hagedorn was granted a slightly above median SAR award covering 90,000 common shares and an award of 15,000 restricted common shares as of November 19, 2003. Mr. Hagedorn’s target incentive opportunity under the Executive Incentive Plan was 80% of his salary for the 2004 fiscal year. In Mr. Hagedorn’s position, 100% of his target incentive opportunity is directly attributable to attainment of corporate performance goals. The measures used to determine Mr. Hagedorn’s incentive compensation are the same as for all corporate officers described above. Mr. Hagedorn’s overall compensation package is set at the median of the Comparison Group and is structured in a way to provide significant rewards when Scotts exceeds its performance goals.

     Submitted by the Compensation and Organization Committee of Scotts:

Joseph P. Flannery, Chair
Mark R. Baker
Lynn J. Beasley
Arnold W. Donald
Karen G. Mills

Performance Graph

      The following line graph compares the yearly percentage change in Scotts’ cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of Scotts’ common shares at the end and the beginning of the measurement period; by (ii) the price of Scotts’ common shares at the beginning of the measurement period) against the cumulative return of (a) Standard & Poor’s Household Products Index (“S&P Household Products”); and (b) the Russell 2000 Index (the “Russell 2000”); each for the period from September 30, 1999 to September 30, 2004. The comparison assumes $100 was invested on September 30, 1999 in Scotts’ common shares and in each of the foregoing indices and assumes reinvestment of any dividends paid.

	9/99	9/00	9/01	9/02	9/03	9/04

The Scotts Company	$100.00	$96.75	$98.48	$120.40	$157.98	$185.27
Russell 2000	$100.00	$123.39	$97.22	$88.18	$120.36	$142.96
S&P Household Products	$100.00	$85.08	$96.06	$108.25	$112.84	$129.00

AUDIT COMMITTEE MATTERS

      In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Report of the Audit Committee for the 2004 Fiscal Year

Role of the Audit Committee, Independent Registered Public Accounting Firm and Management

      The Audit Committee consists of three directors who qualify as independent under the applicable NYSE Rules and Rule 10A-3 under the Exchange Act, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Scotts’ independent registered public accounting firm. PricewaterhouseCoopers LLP was selected as Scotts’ independent registered public accounting firm for the 2004 fiscal year.

      Management has the responsibility for the consolidated financial statements and the accounting and financial reporting processes, including the establishment and maintenance of adequate internal control over financial reporting for Scotts. Scotts’ independent registered public accounting firm is responsible for performing an audit of Scotts’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

      Pursuant to this responsibility, the Audit Committee met with management and the independent registered public accounting firm throughout the year. The Audit Committee reviewed the audit plan and scope with the independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as modified. The Audit Committee also met with the independent registered public accounting firm, without management present, to discuss the results of their audit work, their evaluation of Scotts’ system of internal control over financial reporting and the quality of Scotts’ financial reporting. Mr. Norton was present as a non-voting member.

      In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from Scotts and its management, including the matters in written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified.

Management’s Representations and Audit Committee Recommendations

      Management has represented to the Audit Committee that Scotts’ audited consolidated financial statements as of and for the fiscal year ended September 30, 2004, were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in Scotts’ Annual Report on Form 10-K for the fiscal year ended September 30, 2004 to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Scotts:

Stephanie M. Shern, Chair
Gordon F. Brunner
John M. Sullivan

Fees of the Independent Registered Public Accounting Firm

     Audit Fees

      The aggregate audit fees billed by PricewaterhouseCoopers LLP for the 2004 fiscal year and the 2003 fiscal year were approximately $1,607,000 and $1,403,000, respectively. These amounts include fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of Scotts’ consolidated financial statements and reviews of Scotts’ unaudited consolidated interim financial statements, as well as fees related to consents and reports related to statutory audits.

     Audit-Related Fees

      The aggregate fees for audit-related services rendered by PricewaterhouseCoopers LLP for the 2004 fiscal year and the 2003 fiscal year were approximately $434,000 and $567,000, respectively. The fees under this category relate to internal control review projects, a comfort letter in connection with a Rule 144A debt offering, audits of employee benefit plans and due diligence related to acquisitions.

     Tax Fees

      The aggregate fees for tax services rendered by PricewaterhouseCoopers LLP for the 2004 fiscal year and the 2003 fiscal year were approximately $240,000 and $145,000, respectively. Tax fees relate to tax compliance and advisory services and assistance with tax audits.

     All Other Fees

      The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for the 2004 fiscal year and the 2003 fiscal year were approximately $0 and $89,000, respectively. These fees for the 2003 fiscal year relate to general consulting services and projects related to corporate compliance.

      None of the services described under the headings “— Audit-Related Fees,” “— Tax Fees” or “— All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01(c)(7)(i)(C).

      The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS COMPANY

THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purpose and Applicability

      We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the independent registered public accounting firm.

      The Scotts Company (together with its consolidated subsidiaries, “Scotts”) recognizes that the independent registered public accounting firm possesses a unique knowledge of Scotts and, as a worldwide firm, can provide necessary and valuable services to Scotts in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by Scotts when retaining the independent registered public accounting firm to perform audit and nonaudit services.

Policy Statement

      All services provided by the independent registered public accounting firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of Scotts’ financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of Scotts.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by Scotts.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.

      The Audit Committee may choose to establish fee thresholds for pre-approved services, for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit Committee.”

      The Audit Committee may delegate to a Designated Member, who must be independent as defined under the rules and listing standards of NYSE, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

      All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm will be disclosed in Scotts’ annual proxy statement in accordance with applicable SEC Rules.

Prohibited Services

      Scotts may not engage the independent registered public accounting firm to provide the nonaudit services described below.

1.	Bookkeeping or other services related to the accounting records or financial statements of Scotts. The independent registered public accounting firm cannot maintain or prepare Scotts’ accounting records, prepare Scotts’ financial statements that are filed with the SEC, or prepare or originate source data underlying Scotts’ financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of Scotts’ financial statements.

2.	Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, Scotts’ information system, manage Scotts’ local area network, or design or implement a hardware or software system that aggregates source data underlying Scotts’ financial statements or generates information that is significant to Scotts’ financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of Scotts’ financial statements.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service, or any service involving a fairness opinion or contribution-in-kind report for Scotts, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of Scotts’ financial statements.

4.	Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory services involving the determination of amounts recorded in the financial statements and related accounts for Scotts other than assisting Scotts in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of Scotts’ financial statements.

5.	Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to Scotts that relates to Scotts’ internal accounting records, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of Scotts’ financial statements.

6.	Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of Scotts, or perform any decision-making, supervisory or ongoing monitoring function for Scotts.

7.	Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for Scotts’ managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs for Scotts; (C) undertake reference checks of prospective candidates for executive or director positions with Scotts; (D) act as a negotiator on Scotts’ behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or (E) recommend or advise Scotts to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by Scotts, interview candidates and advise Scotts on the candidate’s competence for financial accounting, administrative or control positions).

8.	Broker-dealer, investment advisor, or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter, or underwriter on behalf of Scotts, make investment decisions on behalf of Scotts or otherwise have discretionary authority over Scotts’ investments, execute a transaction to buy or sell a Scotts’ investment, or have custody of assets of Scotts, such as taking temporary possession of securities purchased by Scotts.

9.	Legal Services. The independent registered public accounting firm cannot provide any service to Scotts that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.	Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for Scotts, or Scotts’ legal representative, for the purpose of advocating Scotts’ interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to Scotts.

      Non-prohibited services shall be deemed permitted services and may be provided to Scotts with the pre-approval of a Designated Member or the full Audit Committee, as described herein.

Audit Committee Review of Services

      At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the independent registered public accounting firm to Scotts and associated fees.

•	A listing of newly pre-approved services since the Audit Committee’s last regularly scheduled meeting.

•	An updated projection for the current fiscal year, presented in a manner consistent with required proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

PROPOSAL NUMBER 2

APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

General

      Upon recommendation by the Compensation and Organization Committee, the Board of Directors of Scotts has adopted, subject to approval by the shareholders, The Scotts Company Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan provides a means for employees of Scotts and its subsidiaries (other than Smith & Hawken, Ltd.) to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of common shares of Scotts. All employees participating in the Stock Purchase Plan will have equal rights and privileges. Under the Stock Purchase Plan, eligible employees will be able to purchase common shares at a price (the “Purchase Price”) equal to at least 90% of the fair market value of the common shares of Scotts at the end of the applicable offering period. For purposes of the Stock Purchase Plan, the fair market value of the common shares on a particular date will be the closing sale price as reported on NYSE on the relevant date if it is a trading day and otherwise, on the next trading day. On December 17, 2004, the fair market value of the common shares was $72.70.

      The purposes of the Stock Purchase Plan are to foster the long-term financial success of Scotts, increase shareholder value by providing participants in the Stock Purchase Plan with an opportunity to acquire or increase an ownership interest in Scotts, and attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the success of Scotts’ business largely depends.

      The Board of Directors believes that the Stock Purchase Plan will encourage broader ownership of common shares by employees of Scotts and its subsidiaries and thereby provide an incentive for employees to contribute to the continued profitability and success of Scotts. In particular, the Board of Directors intends that the Stock Purchase Plan offer a convenient means for employees who might not otherwise purchase and hold Scotts’ common shares to do so and that the discounted sale feature of the Stock Purchase Plan provide a meaningful inducement to participate. The Board of Directors believes that employees’ continuing economic interest, as shareholders, in the performance and success of Scotts will enhance their entrepreneurial spirit, which can greatly contribute to long-term profitability.

      The maximum number of common shares that may be purchased under the Stock Purchase Plan is 150,000 common shares, subject to adjustment as described below. Common shares to be purchased under the Stock Purchase Plan may be either authorized but unissued (i.e., newly-issued) shares or treasury shares. However, under the Merger Agreement with the Miracle-Gro Shareholders, Scotts has agreed to use reasonable efforts to fund the issuance of common shares pursuant to the exercise of employee stock options (which may include the right to purchase common shares at the end of an offering period) with common shares purchased in the open market through privately negotiated repurchases rather than with newly-issued common shares.

      Common shares of Scotts acquired through the Stock Purchase Plan are held in a participant’s Custodial Account (and may not be sold) until the earlier of (1) the later of (a) the date the participant terminates employment with Scotts and its subsidiaries or (b) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased and (2) the date on which a change in control (as defined below in “— Summary of Operation of the Stock Purchase Plan — Termination and Distribution of Custodial Accounts”) affecting Scotts occurs. Upon any such event, all whole common shares and cash held in a participant’s Custodial Account will be made available to him or her under procedures developed by the custodian for the Stock Purchase Plan. Any fractional common shares that are to be withdrawn from a Custodial Account will be distributed in cash equal to the fair market value of the fractional share on the termination date.

      The following is a brief summary of the material features of the Stock Purchase Plan. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Plan, a copy of which is attached to this Proxy Statement/ Prospectus as Annex A.

Summary of Operation of the Stock Purchase Plan

Administration of the Stock Purchase Plan

      The Stock Purchase Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of Scotts, which will have the authority to interpret the Stock Purchase Plan and construe its terms, adopt rules and regulations relating to the Stock Purchase Plan and make all determinations under the Stock Purchase Plan. The Committee will establish the number of common shares that may be acquired during each offering period, establish and maintain an account for each participant in the Stock Purchase Plan (each, a “Plan Account”) to which payroll deductions will be credited and amounts applied to purchase common shares and establish an account for each participant which will be credited with common shares purchased until those common shares are distributed (each, a “Custodial Account”). The Committee will also administer procedures through which eligible employees may enroll in the Stock Purchase Plan. The Stock Purchase Plan provides that each offering period will consist of one calendar month, unless a different period is established by the Committee and announced to eligible employees before the beginning of the applicable offering period.

      The Committee may delegate ministerial duties associated with the Stock Purchase Plan to any person (including employees) as the Committee deems appropriate.

Eligibility

      Any United States-based full-time or permanent part-time employee of Scotts or a subsidiary of Scotts (other than Smith & Hawken, Ltd.) who has reached age 18, is not a seasonal employee (as determined by the Committee), has been an employee for at least 15 days before the first day of the applicable offering period and agrees to comply with the terms of the Stock Purchase Plan will be eligible to participate in the Stock Purchase Plan. Approximately 4,100 employees could be eligible to participate.

Participation

      An eligible employee may enroll for an offering period (i.e., become a participant) by filing an enrollment form with the Committee at least 15 days before the offering period commences. After initial enrollment in the Stock Purchase Plan, a participant will be automatically re-enrolled for subsequent offering periods unless he or she files a notice of withdrawal at least 15 days before a new offering period begins, terminates employment or otherwise becomes ineligible to participate.

      Upon enrollment in the Stock Purchase Plan, a participant must elect the rate at which he or she will make payroll contributions for the purchase of common shares of Scotts. Elections may be in an amount of not less than $10 per offering period or more than $24,000 per Plan Year (i.e., a fiscal year of Scotts) unless the Committee specifies different minimum and/or maximum amounts at the beginning of the offering period. All employee contributions will be made by means of direct payroll deduction and will be made from taxable compensation. The contribution rate elected by a participant will continue in effect until modified by the participant, except that a participant may only change his or her previously elected contribution rate effective as of the first day of an offering period which begins at least 15 calendar days after the revised election has been delivered to the Committee.

      A participant’s contributions will be credited to the Plan Account maintained on his or her behalf. As of the last day of each offering period, the value of each participant’s Plan Account will be divided by the Purchase Price established for that offering period. Each participant will be deemed to have purchased the number of whole and fractional common shares produced by this calculation. If application of the procedures described in the preceding two sentences would result in the purchase by all participants during that offering period of an aggregate number of common shares greater than the number of common shares offered during that offering period, the Committee will allocate the available common shares among participants and any cash remaining in participants’ Plan Accounts will be credited to the next offering period. If application of the procedures described above would result in the purchase by all participants during that offering period of a number of common shares less than the number of common shares available for purchase for any offering period, the excess common shares will be available for purchase during any subsequent offering period.

      As promptly as practicable after the end of each offering period, Scotts will deliver the common shares purchased by a participant during that offering period to the custodian for the Stock Purchase Plan for deposit into that participant’s Custodial Account. No interest will be credited on payroll contributions pending investment in common shares of Scotts. Unless otherwise determined by the Committee, cash dividends paid on common shares of Scotts will be automatically reinvested in additional whole and fractional common shares unless the participant has affirmatively elected to receive the dividends in cash. The custodian will either purchase such common shares in the market or directly from Scotts as directed by the Committee; however, no discounts will apply to any dividend reinvestment purchases. Each participant’s Custodial Account will be credited with any common shares distributed as a dividend or distribution in respect of common shares previously credited to the participant’s Custodial Account.

      Participants will be entitled to vote the number of whole common shares credited to their respective Custodial Accounts. A participant’s rights under the Stock Purchase Plan are nontransferable, except upon death of the participant.

Termination and Distribution of Custodial Accounts

      Common shares acquired through the Stock Purchase Plan are held in a participant’s Custodial Account (and may not be sold) until the earlier of (1) the date the participant terminates employment with Scotts and its subsidiaries, (2) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased or (3) the date on which a change in control affecting Scotts occurs. Upon any such event, all whole common shares and cash held in a participant’s Custodial Account will be made available to him or her under procedures developed by the custodian for the Stock Purchase

Plan. Any fractional common shares that are to be withdrawn from a Custodial Account will be distributed in cash equal to the fair market value of the fractional share on the termination date.

      Under the Stock Purchase Plan, a “change in control” of Scotts will be deemed to occur if:

•	any person or entity (other than Scotts, any subsidiary of Scotts, any employee benefit plan of Scotts or a subsidiary, the Hagedorn Partnership or any party related to the Hagedorn Partnership as determined by the Committee) becomes the beneficial owner, directly or indirectly, of securities of Scotts representing more than 30% of the combined voting power of Scotts’ then outstanding securities;

•	the shareholders of Scotts adopt or authorize an agreement for the merger or other business combination of Scotts with or into another entity, and the shareholders of Scotts immediately before the merger or other business combination will own less than 50% of the voting power of the entity resulting from the merger or business combination;

•	the shareholders of Scotts adopt or authorize an agreement to sell or otherwise dispose of all or substantially all of Scotts’ assets;

•	the shareholders of Scotts adopt a plan to liquidate or dissolve Scotts; or

•	the Hagedorn Partnership or any party related to the Hagedorn Partnership (as determined by the Committee) becomes the beneficial owner of securities of Scotts representing more than 49% of the combined voting power of Scotts’ then outstanding securities.

Adjustments Upon Changes in Capitalization

      The aggregate number of common shares available under the Stock Purchase Plan (as well as any share-based limits under the Stock Purchase Plan) and the respective Purchase Price, number of common shares and other share-based limitations will be appropriately adjusted by the Committee in the event of any share dividend, share split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting the common shares of Scotts.

Costs and Expenses

      Scotts will pay the costs and expenses incurred in the administration of the Stock Purchase Plan and maintenance of Plan Accounts and will pay brokerage fees and commissions for purchases including purchases upon reinvestment of dividends and distributions. Scotts will not, however, pay any brokerage fees or commissions relating to sales of common shares acquired under the Stock Purchases Plan by participants.

Amendment, Modification and Termination of Stock Purchase Plan

      The Board of Directors may terminate, suspend or amend the Stock Purchase Plan without further shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by Rule 16b-3 under the Exchange Act, applicable requirements of the Internal Revenue Code or applicable rules of NYSE or any other securities exchange, market or other quotation system on or through which Scotts’ securities are then listed or traded. The Stock Purchase Plan will continue until terminated by action of the Board of Directors although, as noted above, the number of common shares which may be delivered under the Stock Purchase Plan is limited.

U.S. Federal Income Tax Consequences

      The following summary of the U.S. federal income tax consequences of participation in the Stock Purchase Plan is intended to reflect the current provisions of the Internal Revenue Code and applicable Treasury Regulations. This summary is not intended to be a complete statement of applicable law, nor does it address state or local tax laws or regulations.

      All amounts withheld from a participant’s pay will be after-tax amounts — i.e., earnings net of withholding taxes can be set aside to purchase common shares. Also, a participant will be taxed, at ordinary income tax rates, on the difference between the fair market value of the common shares he or she purchases and the amount he or she pays to purchase those common shares. When the common shares are sold, a participant will be entitled to long-term or short-term capital gain or loss treatment on the difference between the fair market value of the common shares purchased and their fair market value when sold.

      Scotts believes that Scotts or one of its subsidiaries will be entitled to an income tax deduction on the amount which participants have withheld to purchase common shares under the Stock Purchase Plan and on the difference between the fair market value of the common shares acquired when common shares are purchased at the end of an offering period and the amount paid to acquire the common shares.

Recommendation and Vote

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK PURCHASE PLAN.

      Shareholder approval of the Stock Purchase Plan will require the affirmative vote of the holders of a majority of the common shares of Scotts that are voted on the proposal. The effect of an abstention is the same as a “NO” vote. Broker non-votes will not be counted in determining the number of common shares necessary for approval.

PROPOSAL NUMBER 3

APPROVAL OF RESTRUCTURING MERGER

Summary

      Scotts is the combination of two of the most innovative companies in the consumer lawn and garden market: The O.M. Scott & Sons Company, which traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868, and Miracle-Gro Products, which traces its heritage back to a company formed on Long Island by Horace Hagedorn and his partner in 1951. In the mid 1900’s, Scotts had become widely known for innovation in the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry — consumer lawn care. Today, we believe the Scotts®, Turf Builder®, Miracle-Gro® and Ortho® brands are among the most widely recognized brands in the U.S. consumer lawn and garden care industry. We are also Monsanto’s exclusive agent for the marketing and distribution of consumer Roundup® non-selective herbicide within the United States and other contractually specified countries.

      In fiscal 1995, through a stock for stock acquisition, Scotts and Miracle-Gro Products joined forces in what became the start of several acquisitions of other leading brands in the lawn and garden industry in North America and Europe. In fiscal 1999, we acquired the Ortho® brand and exclusive rights to market the consumer Roundup® brand, thereby adding industry-leading pesticides and herbicides to our controls portfolio. In the late 1990’s, we completed several acquisitions in Europe which gave us well-known brands in France, Germany and the United Kingdom. We have also rapidly expanded into the lawn care service industry through our Scotts LawnService® business.

      We believe that our market leadership in the lawn and garden category is driven by our widely-recognized brands, consumer-focused marketing, superior product performance, supply chain competency, highly knowledgeable field sales and merchandising organization, and the strength of our relationships with major retailers in our product categories.

      All references in this section of the Proxy Statement/ Prospectus captioned “PROPOSAL NUMBER 3 — APPROVAL OF RESTRUCTURING MERGER” to “we,” “us,” “our,” or the “Company” are to The Scotts Company and its subsidiaries, unless the context otherwise requires.

      Scotts’ principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

      The Scotts Miracle-Gro Company. The Scotts Miracle-Gro Company is currently a wholly-owned subsidiary of Scotts and was incorporated in Ohio on November 22, 2004 for the purpose of implementing the proposed holding company restructuring. The Scotts Miracle-Gro Company is referred to in this Proxy Statement/ Prospectus as “Scotts Miracle-Gro.” Scotts Miracle-Gro has not conducted any business activities since its formation and does not own any assets other than the outstanding membership interests of The Scotts Company LLC. Scotts Miracle-Gro’s principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

      The Scotts Company LLC. The Scotts Company LLC is a wholly-owned subsidiary of Scotts Miracle-Gro and was formed as an Ohio limited liability company on December 2, 2004 for the sole purpose of merging with Scotts in the proposed holding company restructuring. The Scotts Company LLC will not own any assets prior to that merger. The Scotts Company LLC’s principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

The Proposed Holding Company Restructuring

      Scotts’ Board of Directors has approved, and is recommending that the shareholders approve, a restructuring of Scotts’ corporate structure into a holding company structure. This will be accomplished by merging Scotts into a newly-created, wholly-owned, second-tier limited liability company subsidiary The Scotts Company LLC (the “Restructuring Merger”). In connection with this Restructuring Merger, you will receive one common share of Scotts Miracle-Gro, a newly-created holding company, for each Scotts’ common share. The newly-created holding company is an Ohio corporation and will be a public corporation, as successor to Scotts. After the Restructuring Merger is completed, The Scotts Company LLC will be the successor to Scotts and will be a direct, wholly-owned subsidiary of Scotts Miracle-Gro.

      The following charts show (1) our current corporate structure and (2) the proposed corporate holding company structure following the completion of the Restructuring Merger:

     Current Structure

     Proposed Holding Company Structure

Reasons for the Formation of a Holding Company

      We believe that the restructuring of Scotts’ corporate structure into a holding company structure will provide:

•	greater financial, managerial and organizational flexibility and increase our operational and administrative efficiency;

•	a better framework for future acquisitions or dispositions;

•	greater protection to the ultimate parent entity and its shareholders by separating new acquisitions from existing operations and by having the ability to more closely associate the operations of our different business units with the actual and potential liabilities incurred by such business units and isolating such liabilities to the business unit that incurs them; and

•	a convenient mechanism to change the name of the parent company from “The Scotts Company” to “The Scotts Miracle-Gro Company.”

Recommendation of Scotts’ Board of Directors

      Scotts’ Board of Directors unanimously recommends a vote FOR the Restructuring Merger including the adoption of the related agreement and plan of merger.

Shareholders Entitled to Vote; Vote Required

      You are entitled to vote at the Annual Meeting if you owned Scotts’ common shares at the close of business on December 1, 2004, the record date for the Annual Meeting.

      The affirmative vote of the holders of two-thirds of all outstanding Scotts’ common shares is required to approve the Restructuring Merger and to adopt the related agreement and plan of merger. The effect of an abstention or a broker non-vote is the same as a “NO” vote. As of December 1, 2004, the executive officers and directors of Scotts and the Hagedorn Partnership had the right to vote an aggregate of 10,730,683 common shares or 32.5% of the common shares entitled to vote on the proposal.

Dissenters’ Rights

      Scotts’ shareholders are entitled to exercise dissenters’ rights in connection with the Restructuring Merger pursuant to Section 1701.85 of the Ohio Revised Code. A copy of Section 1701.85 is attached as

Annex C to this Proxy Statement/ Prospectus. A summary of the dissenters’ rights of shareholders, and of the procedural steps that must be taken by shareholders who wish to perfect their dissenters’ rights, is set forth in this Proxy Statement/ Prospectus. See “The Restructuring — Rights of Dissenting Shareholders.”

Material U.S. Federal Income Tax Consequences

      The creation of a holding company structure by merging Scotts into The Scotts Company LLC will constitute a reorganization for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, no gain or loss will be recognized by the holders of Scotts’ common shares who receive Scotts Miracle-Gro’s common shares, and no gain or loss will be recognized by Scotts or Scotts Miracle-Gro, as a result of the Restructuring Merger.

Accounting Treatment

      Scotts Miracle-Gro is a newly-created holding company, currently inactive, without material assets or liabilities or operating history. Therefore, financial statements of Scotts Miracle-Gro are not presented in this Proxy Statement/ Prospectus. It is anticipated that Scotts will be merged into The Scotts Company LLC. In conjunction with the Restructuring Merger, holders of Scotts’ common shares will receive one common share of Scotts Miracle-Gro for each common share of Scotts. The consolidated financial statements of Scotts are incorporated by reference into this Proxy Statement/ Prospectus.

      The consolidated assets and liabilities of Scotts Miracle-Gro and its subsidiaries (including The Scotts Company LLC) immediately after the Restructuring Merger will be the same as the consolidated assets and liabilities of Scotts and its subsidiaries immediately before the Restructuring Merger. The Restructuring Merger will result in Scotts Miracle-Gro becoming the owner of all of the outstanding membership interests of The Scotts Company LLC. This change in ownership will have no accounting effect on Scotts Miracle-Gro, or The Scotts Company LLC, as successor to Scotts.

Comparative Rights of Shareholders of Scotts and Scotts Miracle-Gro

      The rights of Scotts Miracle-Gro’s shareholders after completion of the Restructuring Merger will be the same as the rights of Scotts’ shareholders prior to the Restructuring Merger.

Certain Financial Information

      We have not included pro forma comparative financial information concerning Scotts that gives effect to the Restructuring Merger because, immediately following completion of the Restructuring Merger, the consolidated financial statements of Scotts Miracle-Gro will be the same as the consolidated financial statements of Scotts immediately prior to the Restructuring Merger.

Questions and Answers About the Restructuring Merger

Q:	What is the proposed transaction?

A:	We are proposing a restructuring of Scotts’ corporate structure into a holding company structure by merging Scotts into a newly-created, wholly-owned, second-tier limited liability company subsidiary, The Scotts Company LLC. In connection with this Restructuring Merger, you will receive one common share of a newly-created holding company for each common share of Scotts. The newly-created holding company is an Ohio corporation and will be a public corporation, as successor to Scotts. This new public corporation is called “The Scotts Miracle-Gro Company” in recognition of our two most important brands — Scotts® and Miracle-Gro®, which we believe are the two strongest brands in the lawn and garden industry. After the Restructuring Merger is completed, The Scotts Company LLC will be the successor to Scotts and will be a direct, wholly-owned subsidiary of the new holding company, Scotts Miracle-Gro.

Q:	Why has Scotts’ Board of Directors proposed the formation of a holding company?

A:	We believe the holding company structure will provide us with greater financial, managerial and organizational flexibility and increase our operational and administrative efficiency, will provide a better framework for facilitating future acquisitions and dispositions and will afford greater protection for the holding company and each of its subsidiaries from the foreseen and unforeseen potential liabilities that arise in connection with the business operations of each distinct entity. The creation of the holding company structure through the Restructuring Merger also provides a convenient mechanism to change the name of the parent company from “The Scotts Company” to “The Scotts Miracle-Gro Company.”

Q:	If the Restructuring Merger is completed, what will happen to my Scotts’ common shares?

A:	Upon completion of the Restructuring Merger, you will receive one common share of the new holding company, Scotts Miracle-Gro, for each Scotts’ common share that you currently own. You will become a shareholder of Scotts Miracle-Gro and will have the same voting rights as you currently have as a shareholder of Scotts.

Q:	Will I have to turn in my Scotts’ common share certificates?

A:	No, you will not be required to exchange your Scotts’ common share certificates as a result of the Restructuring Merger. Your Scotts’ common shares will be converted automatically into common shares of Scotts Miracle-Gro, and your Scotts’ common share certificates will represent the same number of common shares of Scotts Miracle-Gro.

Q:	Will the proposed Restructuring Merger affect my U.S. federal income taxes?

A:	In general, the Restructuring Merger will be tax-free to shareholders who exchange their Scotts’ common shares for common shares of Scotts Miracle-Gro.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Scotts’ common shares as of the close of business on December 1, 2004, are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each Scotts’ common share owned.

Q:	What vote of shareholders is required to adopt the agreement and plan of merger?

A:	The affirmative vote of the holders of two-thirds of all outstanding Scotts’ common shares is required to approve the Restructuring Merger and adopt the related agreement and plan of merger. The effect of an abstention or a broker non-vote is the same as a “NO” vote. As of December 1, 2004, the executive officers and directors of Scotts and the Hagedorn Partnership had the right to vote an aggregate of 10,730,683 common shares or 32.5% of the common shares entitled to vote on the proposal.

Q:	Do I have dissenters’ rights?

A:	Yes. Under Section 1701.85 of the Ohio Revised Code, Scotts’ shareholders are entitled to exercise dissenters’ rights in connection with the Restructuring Merger. If you desire to perfect dissenters’ rights, you should read carefully the explanation of the steps you must take under “The Restructuring — Rights of Dissenting Shareholders.”

Q:	How does Scotts’ Board of Directors recommend I vote?

A:	Scotts’ Board of Directors unanimously recommends that you vote FOR approval of the Restructuring Merger and adoption of the related agreement and plan of merger.

Q:	How do I cast my vote?

A:	After carefully reviewing the information contained in this Proxy Statement/ Prospectus, you should vote your common shares by following the instructions contained in this Proxy Statement/ Prospectus and the enclosed proxy card. You may vote your common shares by completing, signing, dating and promptly returning the enclosed proxy card. Alternatively, if you hold common shares registered directly with Scotts’ transfer agent, National City Bank, you may transmit your voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. If you hold common shares in “street name” with a broker/dealer, financial institution or other holder of record, you should review the information provided to you by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the “street name” common shares.

Q:	How do I change my vote?

A:	You may revoke your proxy at any time before your proxy is actually voted at the Annual Meeting. You may revoke your proxy by giving written notice of revocation to the Corporate Secretary of Scotts, by executing and returning to Scotts a later-dated proxy card, by voting in person at the Annual Meeting (but only if you are the registered holder), or by submitting later-dated electronic voting instructions through the Internet or by telephone. Attending the Annual Meeting will not, in itself, revoke a previously appointed proxy. If you hold common shares in “street name,” you should review the information provided to you by the holder of record regarding how to revoke previously given instructions.

Q:	Do I need to attend the Annual Meeting in person?

A:	No. It is not necessary for you to attend the Annual Meeting to vote your common shares, although we invite you to attend.

Q:	If my common shares are held in “street name” by my broker, will my broker vote my common shares for me?

A:	Your broker will vote your common shares on the Restructuring Merger only if you provide your broker with instructions on how to vote. You may instruct your broker how to vote your common shares by following the procedures set forth in the information provided by your broker. If you fail to instruct your broker, your common shares will not be voted on the Restructuring Merger, which will have the same effect as voting against the Restructuring Merger.

Q:	Whom do I contact if I have questions about the Annual Meeting or the Restructuring Merger?

A:	If you have any questions regarding the proposed Restructuring Merger after reading this Proxy Statement/ Prospectus, please contact D.F. King & Co., Inc. at (800) 431-9633.

The Restructuring

      This section provides a summary of the material terms of the agreement and plan of merger and the proposed Restructuring Merger. It may not contain all of the information that is important to you. The description of the material terms of the agreement and plan of merger provided below is qualified in its entirety by reference to the agreement and plan of merger, which is attached as Annex B and incorporated by reference into this Proxy Statement/ Prospectus. You should read the entire Proxy Statement/ Prospectus and the agreement and plan of merger carefully for a complete understanding of the proposed Restructuring Merger.

General

      Under Scotts’ existing corporate structure, Scotts directly owns and operates substantially all of the assets used in connection with our North America consumer businesses, in which we manufacture and market products that provide fast, easy and effective assistance to homeowners who seek to nurture beautiful, weed and pest-free lawns, gardens and indoor plants. Products in the North America consumer business include Turf Builder®, Miracle-Gro®, Ortho® and Roundup® (for which we have certain exclusive marketing rights from Monsanto Company), as well as many growing media products.

      For the reasons described below, the Board of Directors has approved, and recommends that the shareholders approve, the restructuring of Scotts’ corporate structure into a holding company structure through the Restructuring Merger. Scotts, Scotts Miracle-Gro, which is the proposed holding company, and The Scotts Company LLC, which is a limited liability company and the proposed surviving entity in the Restructuring Merger with Scotts, have entered into an agreement and plan of merger. A copy of this agreement and plan of merger is attached to this Proxy Statement/ Prospectus as Annex B and is incorporated in this Proxy Statement/ Prospectus by reference. The agreement and plan of merger, which is subject to the approval of Scotts’ shareholders pursuant to this proposal, provides that:

•	Prior to the Restructuring Merger, all of the common shares of Scotts Miracle-Gro are owned by Scotts. Therefore, Scotts Miracle-Gro is currently a wholly-owned subsidiary of Scotts. All of the membership interests of The Scotts Company LLC are owned by Scotts Miracle-Gro, and The Scotts Company LLC is therefore currently a second-tier subsidiary of Scotts.

•	Following approval of the agreement and plan of merger, and upon the effective date of the Restructuring Merger, each Scotts’ common share will be converted automatically into one common share of Scotts Miracle-Gro, which will be the public company successor to Scotts. The NYSE trading symbol will remain the same: NYSE:SMG. All of the common shares of Scotts Miracle-Gro held by Scotts will be canceled in the Restructuring Merger.

•	After the Restructuring Merger, The Scotts Company LLC will be the successor to Scotts and will be a direct, wholly-owned subsidiary of the new holding company, Scotts Miracle-Gro.

      The restructuring will not affect the new parent holding company’s management, corporate governance or capital stock structure. Scotts’ directors and officers immediately prior to the Restructuring Merger will be the directors and officers of the new parent holding company. The articles of incorporation, code of regulations, committee charters, code of business conduct and ethics and corporate governance principles of Scotts Miracle-Gro will be substantially identical to those of Scotts (other than the provisions regarding the name of the corporation). Scotts Miracle-Gro will be subject to the rules and regulations of the Exchange Act, as the successor to Scotts, and will be subject to the rules and regulations of NYSE. All of Scotts’ equity compensation and other employee benefit plans will become obligations of Scotts Miracle-Gro. Similarly, as set forth in greater detail below, Scotts Miracle-Gro will become the primary obligor under Scotts’ existing senior credit facility and will become the primary obligor on Scotts’ 6.625% Senior Subordinated Notes due 2013; in each case, The Scotts Company LLC, as the successor to Scotts, will become a guarantor of Scotts Miracle-Gro’s obligations.

      Following the Restructuring Merger, Scotts Miracle-Gro will have the ability to acquire new businesses at the first-tier subsidiary level that will then be sister companies to The Scotts Company LLC. We currently are considering transferring for due consideration the ownership interests in Smith & Hawken Ltd., which were acquired by Scotts on October 1, 2004, to Scotts Miracle-Gro. In addition, following the Restructuring Merger, Scotts Miracle-Gro will have the ability to separate or realign existing lines of business or existing subsidiaries. We have not yet determined what the ultimate corporate structure will be, but we believe that, at a minimum, The Scotts Company LLC will continue to act as the primary operating company for, and will hold the operating assets and attendant liabilities of, Scotts® lawn care products, such as Turf Builder®, and the Miracle-Gro® garden products. The manner and timing of separating any existing lines of business or realigning any existing subsidiaries will depend on a number of factors, including any requisite regulatory approvals and the business judgment of the new parent holding company’s Board of Directors and/or the manager of The Scotts Company LLC. The new parent holding company’s shareholders will not be entitled to vote separately on the timing or manner of such a realignment of our businesses.

Reasons for the Formation of a Holding Company

      The primary purposes for creating a holding company structure are:

•	to provide us with greater financial, managerial and organizational flexibility and increase our operational and administrative efficiency;

•	to provide a better framework for future acquisitions or dispositions;

•	to protect the ultimate parent entity and its shareholders by separating new acquisitions from existing operations and by having the ability to more closely associate the operations of our different business units with the actual and potential liabilities incurred by such business units and isolating such liabilities to the business unit that incurs them; and

•	to provide a convenient mechanism to change the name of the parent company from “The Scotts Company” to “The Scotts Miracle-Gro Company.”

Financial, Managerial and Organizational Flexibility and Efficiency

      We currently operate with three reporting business segments: North America, which includes our Turf Builder®, Miracle-Gro®, Ortho®, growing media and Roundup® lines of business; Scotts LawnService® and International. By creating a holding company structure, we can more easily create and/or utilize separate subsidiaries to house newly-acquired businesses or to realign our existing segments or lines of business. For example, currently nearly all of the assets of our Turf Builder®, Miracle-Gro® and Ortho® lines of business are housed within Scotts. Following the merger and creation of the new holding company, we could separate the Ortho® line of business, which was acquired in 1999, into a separate subsidiary. We have not yet determined what the ultimate corporate structure will be, but we believe that, at a minimum, The Scotts Company LLC, as successor to Scotts, will continue to act as the primary operating company for, and will hold the operating assets and attendant liabilities of, the Scotts® lawn care products, such as Turf Builder®, and Miracle-Gro® garden products.

      A holding company structure should also broaden the financing alternatives available to the parent holding company without any impact on our capital structure or creditworthiness. Following the creation of the holding company, subject to our senior and subordinated credit facilities, we can elect whether to raise capital on an enterprise-wide basis or to cause one or more subsidiaries to separately raise capital. Similarly, the holding company structure expands the intercompany financing alternatives available to us and could provide the framework to potentially realize income tax savings in the future.

Framework for Future Acquisitions or Dispositions

      We are continually looking for and analyzing potential opportunities to acquire new businesses, whether such businesses are in our existing lines of business, in related lines of business or in new lines of business. From time to time, we have also disposed of a line of business or a portion thereof. We believe that the holding company structure provides a better framework to capitalize on acquisition opportunities than our existing corporate structure. Following the creation of the parent holding company, if we desire to make an acquisition, we can easily integrate such acquisition into the holding company structure by creating a wholly-owned subsidiary to pursue and develop the business opportunity. In addition, as described below, we believe that the holding company structure should allow us to isolate the potential risks and liabilities that may arise in connection with making an acquisition and operating the new business. Dispositions would also be facilitated by allowing us to dispose of the applicable assets through either an asset sale, a stock sale or a merger. Currently, an asset sale is the only practical method to dispose of most of our lines of business or portions thereof.

Protection from Liabilities

      Following the creation of the holding company structure, we will have the ability to utilize a new subsidiary to carry on one or more of our different existing or future lines of business or business segments. As a holding company, Scotts Miracle-Gro will, directly or indirectly, own all of outstanding capital stock, membership interests, limited partnership or similar interests of each operating subsidiary, but will not conduct any business operations on its own. Similarly, each subsidiary will be a distinct entity. Provided that Scotts Miracle-Gro and its subsidiaries observe the appropriate corporate, limited liability company or limited partnership formalities applicable to such entity, we believe that Scotts Miracle-Gro and its operating subsidiaries should not be liable for each other’s acts and debts. Thus, to the extent that we separate a line of business or business segment into a distinct subsidiary, we believe that the holding company structure affords the public Scotts Miracle-Gro and each of its subsidiaries better protection from the foreseen and unforeseen potential liabilities that arise in the connection with the business operations of each distinct entity (including any entities holding the assets of a new line of business that we may acquire in the future). To the extent that we are able to so align such potential liabilities with the operating assets that incur them, we believe that we would be better protecting the investment of our public shareholders.

Name Change

      In connection with the creation of a parent holding company, we are taking the opportunity to change the name of our company from “The Scotts Company” to “The Scotts Miracle-Gro Company.” Scotts represents the combination of two of the most innovative companies in the consumer lawn and garden market: The O.M. Scott & Sons Company, which traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868, and Miracle-Gro Products, which traces its heritage back to a company formed on Long Island by Horace Hagedorn and his partner in 1951. Scotts and Miracle-Gro Products joined forces in 1995 in a stock for stock acquisition, which combined the two brands — Scotts® and Miracle-Gro® — that we believe are the two strongest brands in the lawn and garden industry. Changing our name to “The Scotts Miracle-Gro Company” recognizes the importance of both of these brands to our success. It also distinguishes us from other public companies whose names include the word “Scotts.” Our trading symbol on NYSE is already “SMG” and will not change following the Restructuring Merger.

Treatment of Scotts’ Senior and Subordinated Credit Facilities

      Scotts’ amended and restated senior secured credit agreement, entered into on October 22, 2003, as amended, which governs our $700.0 million revolving loan facility and our $400.0 million term loan facility, contains a provision specifically permitting Scotts to consummate the holding company restructuring. The indenture governing Scotts’ 6.625% senior subordinated notes due 2013, entered into on October 8, 2003, also specifically permits Scotts to consummate the holding company restructuring.

      Assuming that the Restructuring Merger implementing the holding company structure is completed, as permitted under Scotts’ amended and restated senior secured credit agreement and the indenture governing Scotts’ 6.625% senior subordinated notes due 2013, Scotts intends to transfer Scotts’ obligations under each agreement to Scotts Miracle-Gro, the new holding company. The Scotts Company LLC, as successor to Scotts by merger, will then become a subsidiary guarantor of Scotts Miracle-Gro’s obligations under both the amended and restated senior secured credit agreement and the indenture governing the 6.625% senior subordinated notes due 2013, and Scotts Miracle-Gro will enter into appropriate documentation with the agent banks under the amended and restated senior secured credit agreement and the trustee under the indenture to such effect.

Treatment of Scotts’ Benefit Plans

      After the effective date of the Restructuring Merger, the benefit plans that currently issue common shares of Scotts will issue common shares of Scotts Miracle-Gro instead. You are not being asked to approve the substitution of common shares of Scotts Miracle-Gro for common shares of Scotts, any changes to the benefit plans necessary to substitute common shares of Scotts Miracle-Gro or any other aspect of the benefit plans.

Material U.S. Federal Income Tax Consequences

      This summary does not discuss all tax considerations that may be relevant to holders of Scotts’ common shares in light of their particular circumstances, nor does it address the consequences to holders of Scotts’ common shares subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquired Scotts’ common shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the U.S. federal income tax consequences to owners of Scotts’ common shares who do not hold such common shares as a capital asset. Finally, this summary does not address any state, local, or foreign tax consequences.

      The Restructuring Merger and the related common share exchange will constitute a reorganization under Section 368(a) of the Internal Revenue Code, and will result in the following U.S. federal income tax consequences to holders of Scotts’ common shares:

Exchanging Shareholders

•	No gain or loss will be recognized for U.S. federal income tax purposes by holders of Scotts’ common shares exchanging such common shares solely for common shares of Scotts Miracle-Gro.

•	The aggregate tax basis of Scotts Miracle-Gro’s common shares received by a holder of Scotts’ common shares will be the same as the aggregate tax basis of the Scotts’ common shares surrendered by the holder of Scotts’ common shares.

•	The holding period of Scotts Miracle-Gro’s common shares received by a holder of Scotts’ common shares will include the period during which the holder held Scotts’ common shares.

Dissenting Shareholders

•	A holder of Scotts’ common shares who exercises dissenters’ rights will be paid cash with respect to all of the holder’s Scotts’ common shares and, generally, will recognize capital gain or loss measured by the difference between the amount of cash received and the adjusted tax basis of the holder’s redeemed Scotts’ common shares. Such capital gain or loss will be long-term capital gain or loss if Scotts’ common shares exchanged by such dissenting shareholder have been held for more than one year as of the effective date of the transaction.

•	Notwithstanding the foregoing, the amount of cash received in certain instances may be treated as dividend income under the rules of Internal Revenue Code Sections 302 and 318. Holders of Scotts’ common shares who dissent from the Restructuring Merger and are paid cash for their Scotts’ common shares are urged to consult their own tax advisors regarding the potential application of these rules.

Tax Consequences to Scotts and Scotts Miracle-Gro

      Neither Scotts nor Scotts Miracle-Gro will recognize any gain or loss as a result of the Restructuring Merger or the related common share exchange.

      Both Scotts and Scotts Miracle-Gro intend to treat the Restructuring Merger and the related common share exchange as a reorganization under Internal Revenue Code Section 368(a)(1)(F). Nevertheless, there is a possibility that, if the transaction is effected and more than 1% of the holders of Scotts’ common shares exercise dissenters’ rights, the Internal Revenue Service could take the position that the transaction is a reorganization under Internal Revenue Code Section 368(a)(1)(A) or 368(a)(1)(D) but not under Internal Revenue Code Section 368(a)(1)(F).

      If the Internal Revenue Service were to successfully assert that the Restructuring Merger and the related common share exchange must be treated as a reorganization under Internal Revenue Code Section 368(a)(1)(A) or 368(a)(1)(D), the U.S. federal income tax consequences to holders of Scotts’ common shares, as outlined above, would not be altered, and neither Scotts nor Scotts Miracle-Gro would recognize any gain or loss as a result of the transactions. However, Scotts Miracle-Gro would be required to obtain a new federal employer identification number; Scotts’ taxable year would terminate on the effective date of the Restructuring Merger; and Scotts Miracle-Gro would not be able to carry back any net operating losses it may have in years subsequent to the transaction to offset taxable income of Scotts earned in a year prior to the transaction.

      In general, a corporation can carry back net operating losses to offset taxable income earned in the two years preceding the loss and carry such losses forward to offset taxable income in the twenty years following the loss. If Scotts Miracle-Gro were unable to offset pre-transaction-year taxable income of Scotts with net operating losses incurred in the two years following the transaction, there could be an increase in the combined net tax liability of Scotts and Scotts Miracle-Gro for the period beginning two years prior to the transaction and ending two years after the transaction.

Tax Opinion

      Scotts has received an opinion from Vorys, Sater, Seymour and Pease LLP, as tax counsel to Scotts, that the Restructuring Merger and the related common share exchange will constitute a reorganization under Section 368(a) of the Internal Revenue Code. Opinions of counsel are not binding on the Internal Revenue Service, and no ruling has been or will be obtained from the Internal Revenue Service in connection with these transactions.

Accounting Treatment

      Scotts Miracle-Gro is a newly-created holding company, currently inactive, without material assets or liabilities or operating history. Therefore, financial statements of Scotts Miracle-Gro are not presented in this Proxy Statement/ Prospectus. It is anticipated that Scotts will be merged into a newly-created subsidiary structured as a limited liability company (The Scotts Company LLC). In conjunction with the Restructuring Merger, common shareholders of Scotts will receive one common share of Scotts Miracle-Gro for each common share of Scotts. The consolidated financial statements of Scotts are incorporated by reference into this Proxy Statement/ Prospectus.

      The consolidated assets and liabilities of Scotts Miracle-Gro and its subsidiaries (including The Scotts Company LLC) immediately after the Restructuring Merger will be the same as the consolidated assets and liabilities of Scotts and its subsidiaries immediately before the Restructuring Merger. The Restructuring Merger will result in Scotts Miracle-Gro becoming the owner of all of the outstanding membership interests of The Scotts Company LLC. This change in ownership will have no accounting effect on Scotts Miracle-Gro, or The Scotts Company LLC, as successor to Scotts.

Rights of Dissenting Shareholders

      Under Section 1701.85 of the Ohio Revised Code, Scotts’ shareholders are entitled to exercise dissenters’ rights in connection with the Restructuring Merger. The following summary is a description of the steps you must take if you desire to perfect dissenters’ rights. The summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85, a copy of which is attached as Annex C to this Proxy Statement/Prospectus. We recommend that you consult with your own counsel if you have questions with respect to your rights under Section 1701.85.

      “Dissenters’ rights” is your right to dissent from the Restructuring Merger and have the “fair cash value” of your common shares determined by a court and paid in cash. The “fair cash value” of a common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the shareholder vote to approve the Restructuring Merger is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the Restructuring Merger is excluded. In no event can “fair cash value” of a common share exceed the amount specified in the demand of the particular shareholder discussed below.

      To perfect your dissenters’ rights, you must satisfy each of the following conditions:

•	You must be the record holder of the dissenting shares at the close of business on December 1, 2004, the record date for the Annual Meeting. If you have a beneficial interest in common shares held of record in the name of any other person for which you desire to perfect dissenters’ rights, you must cause the holder of record to timely and properly act to perfect such rights;

•	You must not vote in favor of approval of the Restructuring Merger and adoption of the related agreement and plan of merger. You waive dissenters’ rights if you vote for approval of the Restructuring Merger and adoption of the related agreement and plan of merger;

•	On or before the tenth day following the shareholder vote approving the Restructuring Merger, you must serve a written demand on Scotts for the “fair cash value” of the dissenting shares. Scotts will not notify you of the date of such tenth day. The written demand must specify your name and address, the number of common shares as to which relief is sought and the amount that you claim as the “fair cash value” of the common shares for which you are exercising dissenters’ rights;

•	If requested by Scotts, you must submit to Scotts your certificates for the dissenting shares within 15 days after the date Scotts sends such request. Scotts will then endorse the certificates with a legend that demand for “fair cash value” has been made; and

•	If you and Scotts cannot agree on the “fair cash value” of your dissenting shares, either you or Scotts must, within three months after service of your written demand, file or join in a petition in the Court of Common Pleas of Union County, Ohio, for a determination of the “fair cash value” of the dissenting shares.

      If you dissent from the Restructuring Merger, your right to be paid the “fair cash value” of your common shares will terminate if:

•	for any reason, the Restructuring Merger is not completed;

•	you fail to serve a timely and appropriate written demand on Scotts;

•	you do not, upon request of Scotts, make timely and appropriate surrender of the certificates evidencing your dissenting shares for endorsement of a legend that demand for the “fair cash value” of such common shares has been made;

•	you withdraw your demand with the consent of the Board of Directors of Scotts;

•	you and Scotts have not agreed upon the “fair cash value” of your dissenting shares and neither you nor Scotts has timely filed or joined in an appropriate petition in the Court of Common Pleas of Union County, Ohio; or

•	you otherwise fail to comply with the requirements of Section 1701.85.

Termination of Agreement and Plan of Merger

      Scotts’ Board of Directors has the right under the agreement and plan of merger to terminate the agreement and plan of merger and abandon the Restructuring Merger at any time before or after the Annual Meeting, whether or not the shareholders have adopted the agreement and plan of merger and approved the Restructuring Merger by the requisite vote, if such action is deemed to be in the best interests of Scotts and its shareholders.

INFORMATION RELATING TO SCOTTS

      Scotts traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868. In the mid 1900’s, we became widely known for the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry — consumer lawn care. Today, the Scotts® Turf Builder®, Miracle-Gro®, Ortho® and Roundup® brands make us the most widely recognized company in lawn care in the United States.

      Additional information about Scotts is contained in Scotts’ Annual Report on Form 10-K for the 2004 fiscal year, and other documents that are not being delivered with this Proxy Statement/ Prospectus. For information about how you can obtain these other documents, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 54.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement/ Prospectus contains forward-looking statements that involve risks and uncertainties. You may find these statements under the sections entitled “PROPOSAL NUMBER 3 — APPROVAL OF RESTRUCTURING MERGER — Summary,” “— Questions and Answers About the Restructuring Merger” and “— The Restructuring,” in Annexes to this Proxy Statement/ Prospectus, in the documents incorporated by reference in this Proxy Statement/ Prospectus or by the use of forward-looking terminology such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “project,” “may,” “will” or other similar words. We have based these forward-looking statements on our own information and on information from other sources that we believe are reliable. Our actual results may differ materially from those expressed or implied by these forward-looking statements as a result of the factors noted throughout, or incorporated into, this Proxy Statement/ Prospectus including, but not limited to:

•	our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations;

•	restrictive covenants may adversely affect us;

•	adverse weather conditions could adversely affect our sales and financial results;

•	our historical seasonality could impair our ability to pay obligations as they come due in addition to our operating expenses;

•	perceptions that the products we produce and market are not safe could adversely affect us;

•	the nature of certain of our products and our business success contribute to the risk that we will be subject to lawsuits;

•	the loss of one or more of, or significant decline in orders from, our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	the highly competitive nature of our markets could adversely affect our ability to grow or maintain revenues;

•	if Monsanto Company terminated the Marketing Agreement for consumer Roundup® products without being required to pay any termination fee, we would lose a substantial source of future earnings;

•	the Hagedorn Partnership beneficially owns approximately 33% of Scotts’ outstanding common shares on a fully-diluted basis and has sufficient voting power to significantly influence actions requiring the approval of Scotts’ shareholders;

•	compliance with environmental and other public health regulations could increase our cost of doing business; and

•	our significant international operations make us susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

      In light of the uncertainties relating to these factors and other factors noted throughout or incorporated by reference into this Proxy Statement/ Prospectus, you should not place undue reliance on our forward-looking statements.

DESCRIPTION OF CAPITAL STOCK OF SCOTTS MIRACLE-GRO;

COMPARATIVE RIGHTS OF SCOTTS’ SHAREHOLDERS AND
SCOTTS MIRACLE-GRO’S SHAREHOLDERS

      In connection with the Restructuring Merger, holders of Scotts’ common shares will receive one common share of Scotts Miracle-Gro, as successor to Scotts. Scotts Miracle-Gro will be a public corporation, and the NYSE trading symbol will remain the same: NYSE:SMG. The rights of Scotts

Miracle-Gro’s shareholders after completion of the Restructuring Merger will be the same as the rights of shareholders of Scotts prior to the Restructuring Merger. The articles of incorporation, code of regulations, committee charters, code of business conduct and ethics and corporate governance principles of Scotts Miracle-Gro will be substantially identical to those of Scotts (other than the provisions regarding the name of the corporation and those provisions regarding a previously converted class of preferred stock, which provisions have been eliminated).

      The following describes the material features and rights of the capital stock of Scotts Miracle-Gro. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Ohio law and Scotts Miracle-Gro’s articles of incorporation, as proposed to be amended, and code of regulations, which are attached to this Proxy Statement/ Prospectus as Annex D and Annex E, respectively, and incorporated by reference into this Proxy Statement/ Prospectus.

Generally

      The authorized capital stock of Scotts Miracle-Gro will consist of 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value. As of December 23, 2004, there were 100 common shares of Scotts Miracle-Gro issued and outstanding, all of which were owned by Scotts, and no preferred shares were issued and outstanding. The common shares of Scotts Miracle-Gro into which Scotts’ common shares will be converted upon the completion of the Restructuring Merger will be all of the Scotts Miracle-Gro common shares issued and outstanding after the Restructuring Merger. No Scotts Miracle-Gro preferred shares will be issued and outstanding.

Common Shares

      Holders of Scotts Miracle-Gro’s common shares are entitled to:

•	one vote for each common share held;

•	receive dividends when and if declared by the Board of Directors of Scotts Miracle-Gro from funds legally available therefor, subject to restrictions contained in Scotts Miracle-Gro’s long-term indebtedness; and

•	share ratably in Scotts Miracle-Gro’s net assets, legally available to Scotts Miracle-Gro’s shareholders in the event of Scotts Miracle-Gro’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

      Holders of Scotts Miracle-Gro’s common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Scotts Miracle-Gro’s outstanding common shares are, and the common shares that may be issued upon conversion will be, when issued, fully paid and nonassessable.

      Following the completion of the Restructuring Merger, the common shares of Scotts Miracle-Gro will be listed on NYSE under the symbol “SMG.”

Preferred Shares

      The Scotts Miracle-Gro Board of Directors is authorized, without further shareholder action, to issue from time to time one or more series of preferred shares and to fix or change the rights, preferences and limitations of each series, including dividend and distribution rights, liquidation rights, voting rights, conversion rights, preferences and price.

Anti-Takeover Effects of Articles of Incorporation and Code of Regulations of Scotts Miracle-Gro and the Ohio General Corporation Law

      There are provisions in the articles of incorporation and code of regulations of Scotts Miracle-Gro, and the Ohio Revised Code, that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of Scotts Miracle-Gro’s common shares.

      Classified Board of Directors. The Scotts Miracle-Gro Board of Directors is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of Scotts Miracle-Gro. It also may maintain the incumbency of the Board of Directors. Under a recent revision to the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors without cause.

      Limited Shareholder Action by Written Consent. The Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

      Control Share Acquisition Act. The Ohio General Corporation Law provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power;

•	a majority or more of such voting power.

      The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. Scotts Miracle-Gro has not opted out of the application of the Control Share Acquisition Act.

      Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

      Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder only if:

•	the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

•	the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

      The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. Scotts Miracle-Gro has not opted out of the application of the Merger Moratorium Statute.

LEGAL MATTERS

      Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, will pass upon the validity of the common shares of Scotts Miracle-Gro to be issued in the Restructuring Merger and certain tax consequences of the transaction.

EXPERTS

      The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Scotts for the 2004 fiscal year have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      As noted above, PricewaterhouseCoopers LLP served as Scotts’ independent registered public accounting firm for the 2004 fiscal year, and in that capacity, rendered a report on Scotts’ consolidated financial statements as of and for the fiscal year ended September 30, 2004.

      At a meeting held on December 2, 2004, the Audit Committee of Scotts’ Board of Directors dismissed PricewaterhouseCoopers LLP as Scotts’ independent registered public accounting firm and approved the engagement of Deloitte & Touche LLP as Scotts’ independent registered public accounting firm. Deloitte & Touche LLP accepted the engagement as Scotts’ independent registered public accounting firm effective as of December 17, 2004.

      The reports of PricewaterhouseCoopers LLP on Scotts’ consolidated financial statements for each of the fiscal years ended September 30, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      During Scotts’ fiscal years ended September 30, 2004 and 2003, and the subsequent interim period from October 1, 2004 through December 2, 2004, (a) there were no disagreements between Scotts and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter in connection with PricewaterhouseCoopers LLP’s reports on Scotts’ consolidated financial statements for such years; and (b) there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K, except for the open consultation discussed below.

      As of the date of PricewaterhouseCoopers LLP’s dismissal as Scotts’ independent registered public accounting firm, PricewaterhouseCoopers LLP and Scotts had an open consultation regarding the appropriate accounting treatment for an approximately $3,000,000 liability resulting from a bonus pool related to an acquisition made during the first quarter of Scotts’ 2005 fiscal year. At the time of their dismissal, PricewaterhouseCoopers LLP did not have sufficient information to reach a conclusion on the appropriate accounting for this matter. Management has not yet determined the appropriate accounting treatment for the matter and will consult with Deloitte & Touche LLP prior to making any such determination. Since this matter was not resolved prior to PricewaterhouseCoopers LLP’s dismissal, this matter is considered a reportable event under Item 304(a)(1)(v)(D) of SEC Regulation S-K.

      PricewaterhouseCoopers LLP, an independent registered public accounting firm, had served as Scotts’ independent auditors since 1986.

      A representative of PricewaterhouseCoopers LLP and a representative of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Paul Hagedorn, who, along with his brother, James Hagedorn, and his sister, Katherine Hagedorn Littlefield, is a general partner of the Hagedorn Partnership, is employed by Scotts as a graphics design specialist. During the 2004 fiscal year, Paul Hagedorn received salary and bonus totaling $124,926 and employment benefits and reimbursement for travel expenses consistent with those offered to other associates of Scotts.

      James Hagedorn is the President and Treasurer and owns 96.2% of the shares of Hagedorn Aviation Inc., a company which owns the aircraft used for certain business travel by James Hagedorn and, on occasion, certain other members of senior management of Scotts. His father, Horace Hagedorn, is the Vice President of Hagedorn Aviation Inc. and owns the remaining 3.8% equity interest. Scotts pays charges by Hagedorn Aviation Inc. for flight time at the rate of $150 per hour of flight. The charges cover the cost to operate and maintain the aircraft. During the 2004 fiscal year, Scotts paid a total of approximately $12,800 to Hagedorn Aviation Inc. for such service, which constituted more than five percent of Hagedorn Aviation Inc.’s consolidated gross revenues for its last full fiscal year.

      Scotts subleases a portion of a building to the Hagedorn Partnership at a rent of $1,437 per month plus payment for communication services. The Hagedorn Partnership provides personnel, equipment and supplies to support Scotts’ activities at that office. Under these arrangements, during the 2004 fiscal year, Scotts paid $83,104 to the Hagedorn Partnership and was paid $49,536.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Corporate Secretary of Scotts no later than August 29, 2005, to be eligible for inclusion in Scotts’ proxy, notice of meeting and proxy statement relating to the 2006 Annual Meeting. Upon receipt of a shareholder proposal, Scotts will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

      The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2006 Annual Meeting of Shareholders and does not notify the Corporate Secretary of Scotts of the proposal by November 12, 2005, the proxies solicited by the Board of Directors for use at the 2006 Annual Meeting may be voted on the proposal, without discussion of the proposal in Scotts’ proxy statement for the 2006 Annual Meeting.

      In each case, written notice must be given to Scotts’ Corporate Secretary, at the following address:
The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

ANNUAL REPORT ON FORM 10-K

      Audited consolidated financial statements for Scotts and its subsidiaries for the 2004 fiscal year are included in Scotts’ 2004 Annual Report which is being delivered with this Proxy Statement/Prospectus. Additional copies of Scotts’ 2004 Annual Report and Scotts’ Annual Report on Form 10-K for the 2004 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from Scotts’ Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Form 10-K is also on file with the SEC, Washington, D.C. 20549.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Only one copy of Scotts’ Proxy Statement/Prospectus and one copy of Scotts’ 2004 Annual Report are being delivered to multiple registered shareholders who share an address unless Scotts has received contrary instructions from one or more of the registered shareholders. A separate proxy card is being included for each account at the shared address. Scotts will promptly deliver, upon written or oral request, a separate copy of each of these documents to a registered shareholder at a shared address to which a single copy of the documents was delivered. A registered shareholder at a shared address may contact Scotts by mail addressed to The Scotts Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011 to (A) request additional copies of Scotts’ Proxy Statement/Prospectus and 2004 Annual Report, (B) notify Scotts that such registered shareholder wishes to receive a separate annual report and proxy statement in the future or (C) request delivery of a single copy of annual reports and proxy statements in the future if registered shareholders at the shared address are currently receiving multiple copies.

      Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own common shares, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of Scotts’ Proxy Statement/Prospectus or 2004 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

      As of the date of this Proxy Statement/Prospectus, the Board of Directors of Scotts knows of no matter that will be presented for action at the Annual Meeting other than that discussed in this Proxy Statement/Prospectus. If any other matter requiring a vote of Scotts’ shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing.

INCORPORATION BY REFERENCE

      We are “incorporating” the following documents into this Proxy Statement/Prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this Proxy Statement/Prospectus, and information Scotts files later with the SEC will automatically update and supersede the information in this Proxy Statement/Prospectus. We incorporate by reference the documents listed below that Scotts has previously filed with the SEC:

•	Scotts’ Annual Report on Form 10-K for the 2004 fiscal year;

•	Scotts’ Current Report on Form 8-K filed with the SEC on November 19, 2004; and

•	Scotts’ Current Report on Form 8-K filed with the SEC on December 8, 2004 (as amended by the Form 8-K/A filed on December 17, 2004).

      We are also incorporating by reference all other reports that Scotts files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/ Prospectus and prior to the Annual Meeting. Information furnished under Item 2.02 or Item 7.01 of any of Scotts’ Current Reports on Form 8-K is not incorporated by reference in this Proxy Statement/Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      Scotts files reports, proxy statements and other information with the SEC, in accordance with the Exchange Act.

      On November 24, 2004, Scotts Miracle-Gro filed with the SEC a Registration Statement on Form S-4 under the Securities Act and filed Amendment No. 1 thereto on December 23, 2004, of which this Proxy Statement/ Prospectus is a part. This Proxy Statement/ Prospectus does not contain all of the information in the Registration Statement on Form S-4, as amended by Amendment No. 1 thereto.

      Any statements made in this Proxy Statement/ Prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof and are not necessarily complete summaries of all of the terms. Some of these documents have been filed as exhibits to Scotts’ periodic filings with the SEC. Scotts’ periodic reports, proxy statements and other information filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the public reference section of the SEC at Room 1300, 450 Fifth Avenue, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Filed documents are also available to the public over the Internet on the SEC’s website at http://www.sec.gov or through Scotts’ Internet website located at http://www.investor.scotts.com.

      Copies of documents incorporated in this Proxy Statement/ Prospectus by reference or other documents referred to in this Proxy Statement/Prospectus may be obtained upon request without charge by contacting The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, (937) 644-0011.

ANNEX A

THE SCOTTS COMPANY

EMPLOYEE STOCK PURCHASE PLAN

1.00 PURPOSE

      This Plan is intended to foster and promote the Company’s long-term financial success and to increase shareholder value by [1] providing Participants an opportunity to acquire an ownership interest in the Company and [2] enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company’s business is largely dependent.

2.00 DEFINITIONS

      When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions, the form of any term or word will include any of its other forms.

      Act. The Securities Exchange Act of 1934, as amended.

      Beneficiary. The person a Participant designates to receive (or exercise) any Plan benefits (or rights) that are unpaid (or unexercised) when the Participant dies. A Beneficiary may be designated only by following the procedures described in Section 10.02; neither the Company nor the Committee is required or permitted to infer a Beneficiary from any other source.

      Board. The Company’s Board of Directors.

      Change in Control. The occurrence of any of the following events:

[1] Any “person,” including a “group” [as such terms are used in Act §§13(d) and 14(d)(2), but excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee] is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; or

[2] The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements [a] for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than 50 percent of the voting power in such entity; or [b] for the sale or other disposition of all or substantially all of the assets of the Company; or

[3] The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

[4] For any reason, Hagedorn Partnership, L. P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 49 percent of the combined voting power of the Company’s then outstanding securities.

      Code. The Internal Revenue Code of 1986, as in effect on the Effective Date or as amended or superseded after the Effective Date, and any regulations and applicable rulings issued under the Code.

      Committee. The committee to which the Board delegates responsibility for administering the Plan.

      Company. The Scotts Company, an Ohio corporation and any successor to it.

      Custodial Account. The account established for each Participant to which the Company transfers shares of Stock acquired under the Plan.

      Effective Date. The date the Plan is adopted by the Board.

      Eligible Employee. As of any Entry Date, any US-based regular full-time or permanent part-time Employee who [1] has reached age 18, [2] is not a seasonal employee (i.e., as determined by the Committee), [3] has been an Employee for at least 15 days before the applicable Entry Date, [4] is employed by a Subsidiary other than Smith & Hawken, Ltd. and [5] complies with Section 3.00 and other Plan provisions.

      Employee. Any person who, on an applicable Entry Date, is a common law employee of any Employer. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of an Employer for any reason and on any basis will be treated as a common law employee from the first Entry Date that begins after the date of that determination and will not retroactively be reclassified as an Employee for any purpose of this Plan.

      Employer. The Company and each Subsidiary employing an Eligible Employee.

      Entry Date. The first day of each Offering Period and the date that Purchase Rights are granted under the Plan for the ensuing Offering Period.

      Fair Market Value. The value of one share of Stock on any relevant date, determined under the following rules:

[1] If the Stock is traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;

[2] If the Stock is traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

[3] If neither of the preceding apply, the fair market value as determined by the Committee in good faith.

      Offering Period. The period during which payroll deductions will be accumulated in Plan Accounts to fund the purchase of shares of Stock. Each Offering Period will consist of one calendar month, unless a different period is established by the Committee and announced to Eligible Employees before the beginning of the Offering Period.

      Participant. Any Eligible Employee who complies with the conditions described in Section 3.00 for the current Offering Period.

      Plan. The Scotts Company Employee Stock Purchase Plan. This program is not intended to comply with Code §§422 or 423.

      Plan Account. The individual account established by the Committee for each Participant and to which all amounts described in Section 3.01[1][a] are credited until applied as described in Section 6.00.

      Purchase Date. The last day of each Offering Period and the date on which shares of Stock are purchased in exchange for the Purchase Price.

      Purchase Price. The price that each Participant must pay to purchase shares of Stock under this Plan but which may never be less than 90 percent of the Fair Market Value of a share of Stock on each Purchase Date (or the first trading day following the Purchase Date if the Purchase Date is not a trading date).

      Purchase Right. The right to purchase shares of Stock subject to the terms of the Plan.

      Stock. A common share, without par value, issued by the Company.

      Subsidiary. Any corporation, partnership or other form of unincorporated entity of which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, if the entity is a corporation; or of the capital or profits interest, if the entity is a partnership or another form of unincorporated entity.

      Termination. Cessation of the employee-employer relationship between a Participant and each Employer for any reason. Also, a Participant will be treated as having Terminated on the date his or her employer is no longer an Employer.

3.00 PARTICIPATION

      3.01 Enrollment.

[1] Each Eligible Employee may become a Participant for any Offering Period beginning after the date he or she complies with each of the following conditions:

[a] Authorizes the Employer to withhold a portion of his or her taxable compensation. This authorization will be made under rules developed by the Committee within the following limits: each authorization [i] must be stated in whole dollars, [ii] may not authorize or result in authorization of a deduction [A] less than the amount specified by the Committee (which may never be less than $10.00 per pay period or [B] more than the amount specified by the Committee (which may never be more than, in the aggregate, $24,000 for each Plan Year), [iii] must be signed by the enrolling Eligible Employee and [iv]must be delivered to the Committee within the period specified by the Committee.

[b] Complies with any other rules established by the Committee.

[2] By enrolling in the Plan, each Participant will be deemed to have [a]agreed to the terms of the Plan and [b] authorized the Employer to withhold from his or her compensation [i] the amounts authorized under Section 3.01[1][a] and [ii] any taxes and other amounts due in connection with any transaction contemplated by the Plan.

      3.02 Duration of Election to Participate.

      Subject to the terms of the Plan:

[1] Participants’ withholding elections will be implemented beginning with the first payroll period ending in the Offering Period for which it is filed and will remain in effect until revoked or changed under the rules described in Section 3.02[2].

[2] A Participant who elects to participate in the Plan for any Offering Period by complying with the rules described in Section 3.01 may change or revoke that election for any subsequent Offering Period but only by complying with the rules described in Section 3.01 as if the changed or revoked election were a new election. Any change to or revocation of an earlier election will be effective as of the first day of the first Offering Period beginning at least 15 calendar days after the revised election is delivered to the Committee and will remain in effect until revoked or changed under the rules described in this section.

      3.03 No Interest Paid. No interest will be paid with respect to any amount credited to or held in any Plan Account.

4.00 ADMINISTRATION

      4.01 Committee Duties.

[1] The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the

Company’s interests and has complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons. The Committee is granted all powers appropriate and necessary to administer the Plan.

[2] Consistent with the terms of the Plan, the Committee:

[a] May exercise all discretion retained to it under the Plan;

[b] Will Establish the number of shares of Stock that may be acquired during each Offering Period if the number available during any Offering Period is less than all remaining available shares determined under Section 5.02;

[c] Develop and impose other terms and conditions it believes are appropriate and necessary to implement the purposes of this Plan;

[d] Establish and maintain a Plan Account for each Participant to which will be [i] credited with amounts described in Section 3.01[1][a] and [ii] debited with all amounts applied to purchase shares of Stock;

[e] Establish a Custodial Account for each Participant which will be credited with shares of Stock until distributed as provided in Section 7.00;

[f] Administer procedures through which Eligible Employees may enroll in the Plan;

[g] Disseminate information about the Plan to Eligible Employees; and

[h] Apply all Plan rules and procedures.

      4.02 Delegation of Ministerial Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including employees) that it deems appropriate other than those duties described in Section 4.01[a], [b] and [c].

      4.03 General Limit on Committee. Consistent with applicable law and Plan terms, the Plan will be administered in a manner that extends equal rights and privileges to all Participants.

5.00 OFFERING

      5.01 Right to Purchase. Subject to Sections 5.02, 5.03 and 6.00, the number of shares of Stock that may be purchased during each Offering Period will be established by the Committee before the beginning of each Offering Period.

      5.02 Number of Shares of Stock. Subject to Section 5.03, the aggregate number of shares of Stock that may be purchased under the Plan is 150,000.

      5.03 Adjustment in Capitalization. If, after the Effective Date, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar corporate change affecting Stock, the Committee will appropriately adjust [1]the number of Purchase Rights that may or will be issued, [2] the aggregate number of shares of Stock available under Section 5.02 or subject to outstanding Purchase Rights (as well as any share-based limits imposed under this Plan), [3] the respective Purchase Price, number of shares and other limitations applicable to outstanding or subsequently issued Purchase Rights and [4] any other factors, limits or terms affecting any outstanding or subsequently issued Purchase Rights.

      5.04 Source of Stock. Shares of Stock to be purchased under the Plan may, in the Committee’s discretion, be newly issued shares or treasury shares previously acquired by the Company. Shares of authorized but unissued shares of Stock may not be delivered under the Plan if the Purchase Price is less than the par value of the Stock.

6.00 PURCHASE OF SHARES

      6.01 Purchase.

[1] Throughout each Offering Period, the Employer will withhold from each Participant’s regular payroll the amount the Participant has elected under Section 3.01[1][a]. These amounts will be held in the Participant’s Plan Account until the Purchase Date.

[2] As of each Purchase Date and subject to the Plan’s terms and limits, the value of each Participant’s Plan Account will be divided by the Purchase Price established for that Offering Period and each Participant will be deemed to have purchased the number of whole and fractional shares of Stock produced by dividing the value of the Participant’s Plan Account as of the Purchase Date by the Purchase Price. Simultaneously, the Participant’s Plan Account will be charged for the amount of the purchase.

      6.02 Remaining Available Shares.

[1] If application of the procedures described in Section 6.01 would result in the purchase of a number of shares of Stock larger than the number of shares of Stock offered during that Offering Period, the Committee will allocate available shares of Stock among Participants and any cash remaining in Participants’ Plan Accounts will be credited to the next Offering Period and, subject to the terms of the Plan, applied along with additional amounts credited to that Offering Period to purchase shares of Stock during that Offering Period and at the Purchase Price established for that Offering Period.

[2] If application of the procedures described in Section 6.01 would result in the purchase of a number of shares of Stock less than the number of shares of Stock made available for purchase for any Offering Period, the excess shares of Stock will be available for purchase during any subsequent Offering Period.

      6.03 Delivery of Shares; Participants’ Custodial Accounts.

[1] At or as promptly as practicable after the end of each Offering Period, the Company will deliver the shares of Stock purchased by a Participant during that Offering Period to the custodian for deposit into that Participant’s Custodial Account.

[2] Unless the Committee decides otherwise, cash dividends on any shares of Stock credited to a Participant’s Custodial Account will be automatically reinvested in additional whole and fractional shares of Stock unless the Participant has affirmatively elected to receive the dividend in cash. All cash dividends credited to Participants’ Custodial Accounts will be paid over by the Company to the custodian at the dividend payment date and all cash dividends to be paid to a Participant in cash will be distributed at the dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The custodian will make these purchases, as directed by the Committee, either [a] in transactions on any securities exchange upon which shares of Stock are traded, otherwise in the over-the-counter market, or in negotiated transactions, or [b]directly from the Company at 100 percent of the Fair Market Value of a share of Stock on the dividend payment date. These shares will be distributed as provided in Section 7.00.

[3] Each Participant’s Custodial Account will be credited with any shares of Stock distributed as a dividend or distribution in respect of shares of Stock credited to that Participant’s Custodial Account or in connection with a split of Stock credited to that Participant’s Custodial Account

[4] As soon as reasonably practicable after receipt, the custodian will sell any noncash dividends (other than Stock) received with respect to any Stock held in a Participant’s Custodial Account and apply the proceeds of that sale to purchase additional shares of Stock in the manner described in Section 6.03[2]. After this transaction is completed, the custodian will credit the purchased shares of

Stock to the Custodial Account to which was credited the Stock with respect to which the noncash dividend was distributed.

[5] Each Participant will be entitled to vote the number of shares of Stock credited to his or her Custodial Account (including any fractional shares) on any matter as to which the approval of the Company’s shareholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Custodial Account, those shares will be voted by the custodian in accordance with any stock exchange or other rules governing the custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

7.00 TERMINATION/ DISTRIBUTION OF CUSTODIAL ACCOUNTS

      7.01 Effect of Termination on Election to Participate.

      A Participant who Terminates will be deemed to have withdrawn from the Plan, and all cash amounts credited to his or her Plan Account for the Offering Period during which the Termination occurs will be returned to the Participant or, if appropriate, to his or her Beneficiary and no shares of Stock will be purchased for that Participant for the Offering Period during which he or she Terminates.

      7.02 Distribution of Custodial Accounts.

[1] Subject to Section 8.00, no later than the earlier of [a] 12 full calendar months beginning after the end of each Offering Period or [b] the date the Participant Terminates for any reason, all whole shares of Stock and cash held in his or her Custodial Account will be distributed to the Participant or transferred as the Participant elects and any fractional shares of Stock held in a Custodial Account will be converted to cash equal to the Fair Market Value of the fractional share on the Termination date.

[2] Shares of Stock held in Custodial Accounts that are to be distributed to a former Participant will be distributed in one or more certificates for whole shares issued in the name of and delivered to the Participant.

[3] Custodial Accounts that are to be transferred to a broker-dealer or financial institution that maintains an account for the Participant will be transferred in one or more certificates for whole shares, and cash in lieu of fractional shares will be paid directly to the former Participant as determined under Section 7.02[1].

[4] Any Participant that wants to withdraw or transfer shares of Stock must give instructions to the custodian in a form and manner that complies with rules prescribed by the Committee and the custodian.

8.00 MERGER, CONSOLIDATION OR SIMILAR EVENT

      If the Company undergoes a Change in Control, all shares of Stock and cash held in each Participant’s Custodial Account will be made available under procedures developed by the Custodian and the Committee.

9.00 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

      9.01 Amendment, Modification, Termination of Plan. The Plan will automatically terminate after all available shares have been sold. Also, the Board may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the Act, or any successor rule or regulation, [2] applicable requirements of the Code or [3] any securities exchange, market or other quotation system on or through on which the Company’s securities are listed or traded. Also, no Plan amendment may

[4] result in the loss of a Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company, [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3 or [6] without the consent of the affected Member adversely affect any Purchase Right issued before the amendment, modification or termination. However, nothing in this section will restrict the Committee’s right to exercise the discretion retained in Section 4.00.

      9.02 Effect of Plan Termination.

[1] If the Plan is terminated effective on a day other than the last day of any Offering Period, the Offering Period during which the Plan is terminated also will end on the same day. Any cash balances held in Plan Accounts and Custodial Accounts when the Plan is terminated will be repaid by check or cash to the Participant for whom the Plan Account was established, and no additional shares of Stock will be sold through this Plan for that Offering Period. All shares of Stock held in Custodial Accounts will be distributed following the procedures described in Section 7.02.

[2] If the plan is terminated as of the last day of any Offering Period, the Committee will apply the terms of the Plan through the end of that Offering Period. However, no further shares of Stock will be offered under this Plan for any subsequent Offering Period and all shares of Stock the held in Custodial Accounts will be distributed following the procedures described in Section 7.02.

10.00 MISCELLANEOUS

      10.01 Restriction on Transfers. No right or benefit under the Plan may be transferred, assigned, alienated, pledged or otherwise disposed of in any way by a Participant. All rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant.

      10.02 Beneficiary Designation. Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any Plan benefits that are unpaid at the Participant’s death. Each designation made will revoke all earlier designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant’s Beneficiary will be his or her surviving spouse or, if there is no surviving spouse, the deceased Participant’s estate. The identity of a Participant’s designated Beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

      10.03 No Guarantee of Employment or Participation. Nothing in the Plan may be construed as:

[1] Interfering with or limiting the right of any Employer to terminate any Participant’s employment at any time; or

[2] Conferring on any Participant or Employee any right to continue as an Employee.

      10.04 Tax Requirements and Notification. Each Participant is solely responsible for satisfying local, state and federal tax requirements associated with any taxable amount received from or associated with his or her participation in the Plan. The Employer will withhold required taxes in the same manner and for the same taxing jurisdiction as it withholds taxes from Participants’ other compensation.

      10.05 Indemnification. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which the person may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.

      10.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or directors, in cash or property, in a manner not expressly authorized under the Plan.

      10.07 Requirements of Law. The availability of Purchase Rights and the issuance of shares of Stock will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Also, no shares of Stock will be sold under the Plan unless the Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws. Certificates for shares of Stock delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Stock is then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.

      10.08 Use of Funds. All amounts credited to and held in Plan Accounts may be used by the Company for any corporate purpose and the Company is not required to segregate Plan Accounts from its general assets.

      10.09 Expenses. Except as otherwise provided in this section and the Plan, costs and expenses incurred in the administration of the Plan and maintenance of Plan Accounts will be paid by the Company, including the custodian’s annual fees and any brokerage fees and commissions arising in connection with the purchase of shares of Stock upon reinvestment of dividends and distributions. In no circumstance will the Company pay any brokerage fees and commissions arising in connection with the sale of shares of Stock acquired under the Plan by any Participant.

      10.10 Governing Law. The Plan and all related agreements will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the United States and of the State of Ohio.

      10.11 No Impact on Benefits. The right to purchase shares of Stock under this Plan is an incentive designed to promote the objectives described in Section 1.00 and are not to be treated as compensation for purposes of calculating a Participant’s rights under any employee benefit plan.

ANNEX B

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2004, by and among THE SCOTTS COMPANY, an Ohio corporation (“SCOTTS”), THE SCOTTS COMPANY LLC, an Ohio limited liability company (“SCOTTS LLC”), and THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (“SCOTTS MIRACLE-GRO”).

WITNESSETH:

      WHEREAS, the authorized capital stock of SCOTTS consists of (i) 100,000,000 common shares, without par value, of which 33,013,047 common shares were issued and outstanding as of December 1, 2004 and none were held in treasury on such date and (ii) 195,000 preferred shares, without par value, none of which are currently issued and outstanding;

      WHEREAS, the authorized capital stock of SCOTTS MIRACLE-GRO currently consists of (i) 1,000 common shares, without par value, of which 100 common shares are issued and outstanding as of the date hereof and owned by SCOTTS and (ii) 500 preferred shares, without par value, none of which are currently issued and outstanding;

      WHEREAS, as of the Effective Time (as hereinafter defined), SCOTTS MIRACLE-GRO will have authorized not less than 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value;

      WHEREAS, SCOTTS MIRACLE-GRO is the sole member of SCOTTS LLC and owns 100% of the membership interests of SCOTTS LLC as of the date hereof;

      WHEREAS, SCOTTS MIRACLE-GRO and SCOTTS LLC are newly-formed entities organized for the purpose of participating in the transactions herein contemplated;

      WHEREAS, SCOTTS desires to create a holding company structure by merging with and into SCOTTS LLC in a transaction in which (i) SCOTTS LLC will be the surviving entity in the merger and (ii) each outstanding common share of SCOTTS will be converted into one common share of SCOTTS MIRACLE-GRO;

      WHEREAS, for federal income tax purposes, it is intended that the merger contemplated by this Agreement qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

      WHEREAS, this Agreement has been approved by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and by the manager of SCOTTS LLC; and

      WHEREAS, this Agreement has been adopted and approved by SCOTTS, as the sole shareholder of SCOTTS MIRACLE-GRO, and by SCOTTS MIRACLE-GRO, as the sole member of SCOTTS LCC;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree that the terms of the merger and the mode of carrying them into effect shall be as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. Subject to the terms and provisions of this Agreement, and in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and Chapter 1705 of the Ohio Revised Code governing limited liability companies (the “LLC Act”), at the Effective Time, SCOTTS shall merge with and into SCOTTS LLC (the “Merger”). SCOTTS LLC shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”) of the Merger and shall continue its limited liability company existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of SCOTTS shall cease.

      SECTION 1.02.     Effective Time. The Merger shall become effective in accordance with the provisions of Sections 1701.791 and 1701.81 of the OGCL and Sections 1705.36 and 1705.38 of the LLC Act, upon the filing of a certificate of merger with the Secretary of State of the State of Ohio. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

      SECTION 1.03.     Effects of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Sections 1701.791 and 1701.82 of the OGCL and Sections 1705.36 and 1705.39 of the LLC Act.

      SECTION 1.04.     Principal Office. The principal office of the Surviving Company shall be located at 14111 Scottslawn Road, Marysville, Ohio 43041.

      SECTION 1.05.     Articles of Organization. As of the Effective Time, the Articles of Organization of SCOTTS LLC, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until thereafter duly amended in accordance with the provisions thereof and applicable law.

      SECTION 1.06.     Operating Agreement. As of the Effective Time, the Operating Agreement of SCOTTS LLC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof, the articles of organization of the Surviving Company and applicable law.

      SECTION 1.07.     Manager of the Surviving Company. At the Effective Time, the manager of SCOTTS LLC immediately prior to the Effective Time shall become the manager of the Surviving Company and shall serve as the manager of the Surviving Company in accordance with the provisions of the operating agreement of the Surviving Company and applicable law.

      SECTION 1.08.     Officers of the Surviving Company. At the Effective Time, each person who is an officer of SCOTTS immediately prior to the Effective Time shall become an officer of the Surviving Company, with each such person to hold the same office in the Surviving Company in accordance with the operating agreement thereof, as he or she held in SCOTTS immediately prior to the Effective Time.

      SECTION 1.09.     Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of SCOTTS acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, SCOTTS and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary and proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the manager and the proper officers of the Surviving Company are hereby fully authorized in the name of SCOTTS or otherwise to take any and all such action.

ARTICLE II

MANNER, BASIS AND EFFECT OF CONVERTING SHARES AND MEMBERSHIP INTERESTS

      SECTION 2.01.     Conversion of Shares and Membership Interests. At the Effective Time:

(a) Each common share, without par value, of SCOTTS (the “Scotts Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable common share, without par value, of SCOTTS MIRACLE-GRO (the “Scotts Miracle-Gro Common Shares”).

(b) Each Scotts Common Share contributed to SCOTTS MIRACLE-GRO pursuant to Section 4.01 of this Agreement immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SCOTTS or SCOTTS MIRACLE-GRO, be converted into one fully paid and nonassessable Scotts Miracle-Gro Common Share and shall be held by SCOTTS MIRACLE-GRO in its treasury immediately after the Effective Time.

(c) The membership interests of SCOTTS LLC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and SCOTTS MIRACLE-GRO shall remain the sole member of SCOTTS LLC.

(d) Each Scotts Miracle-Gro Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and shall not be converted into interests of the Surviving Company or the right to receive cash, securities or any other right or property.

      SECTION 2.02.     Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding Scotts Common Shares (a “Scotts Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by such Scotts Certificate immediately prior to the Effective Time have been converted pursuant to Section 2.01 hereof. The registered holder of any Scotts Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of SCOTTS or its transfer agent immediately prior to the Effective Time, shall, until such Scotts Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by any such Scotts Certificate have been converted pursuant to Section 2.01 hereof.

      SECTION 2.03.     Exchange of Certificates. Each holder of a Scotts Certificate shall, upon the surrender of such Scotts Certificate to SCOTTS MIRACLE-GRO or its transfer agent for cancellation after the Effective Time, be entitled to receive from SCOTTS MIRACLE-GRO or its transfer agent a certificate (a “Scotts Miracle-Gro Certificate”) representing the number of Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by such Scotts Certificate have been converted pursuant to Section 2.01 hereof. If any such Scotts Miracle-Gro Certificate is to be issued in a name other than that in which the Scotts Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Scotts Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall either pay any transfer or other taxes required by reason of the issuance of the Scotts Miracle-Gro Certificate in a name other than that of the registered holder of the Scotts Certificate surrendered, or establish to the satisfaction of SCOTTS MIRACLE-GRO or its transfer agent that such tax has been paid or is not applicable.

      SECTION 2.04.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the Scotts Common Shares which are outstanding immediately prior to the Effective Time and which are held by SCOTTS shareholders who have not voted such Scotts Common Shares in favor of adoption of this Agreement, who have delivered to SCOTTS a written demand for payment of the fair cash value of such Scotts Common Shares in the manner provided in Section 1701.85 of the OGCL and who have otherwise complied fully with all of the requirements of Section 1701.85 of the OGCL, shall not be converted into Scotts Miracle-Gro Common Shares as provided in this Agreement; provided, however, that (a) the holder of such Scotts Common Shares (“Dissenting Shares”), upon full compliance with the requirements of Section 1701.85 of the OGCL, shall be entitled to payment of the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; (b) all other rights accruing from such Dissenting Shares, including voting and dividend or distribution rights, shall be suspended in accordance with Section 1701.85 of the OGCL; and (c) in the event (i) any holder of Dissenting Shares subsequently withdraws such holder’s demand with the consent of SCOTTS or fails to establish such holder’s entitlement to the fair cash value of Dissenting Shares in accordance with Section 1701.85 of the Ohio Revised Code, or (ii) any holder of Dissenting Shares does not file a complaint demanding a determination of the fair cash value of such Dissenting Shares within the period provided in Section 1701.85 of the OGCL, such holder shall forfeit the right to receive the fair cash value of such Dissenting Shares and such Dissenting Shares shall thereupon be deemed to have been converted into Scotts Miracle-Gro Common Shares as provided in this Agreement.

      SECTION 2.05.     Stock Plans and Executive Retirement Plan.

      (a) Each option to purchase Scotts Common Shares granted under The Scotts Company 1992 Long Term Incentive Plan, The Scotts Company 1996 Stock Option Plan, or The Scotts Company 2003 Stock Option and Incentive Equity Plan (collectively, the “Stock Plans”), which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such option, be converted into and become an option to purchase the same number of Scotts Miracle-Gro Common Shares as the number of Scotts Common Shares which were subject to such option immediately prior to the Effective Time at the same exercise price per share and upon the same terms and subject to the same conditions as are in effect at the Effective Time.

      (b) Each stock appreciation right covering Scotts Common Shares granted under The Scotts Company 2003 Stock Option and Incentive Equity Plan, which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such stock appreciation right, be converted into and become a stock appreciation right covering the same number of Scotts Miracle-Gro Common Shares as the number of Scotts Common Shares which were subject to such stock appreciation right immediately prior to the Effective Time at the same exercise price per share and subject to the same terms and conditions as are in effect at the Effective Time.

      (c) The Scotts Common Shares attributable to accounts of participants under The Scotts Company Executive Retirement Plan (the “Executive Retirement Plan”) relating to common share units and to accounts of directors of SCOTTS holding stock units received under The Scotts Company 1996 Stock Option Plan or The Scotts Company 2003 Stock Option and Incentive Equity Plan, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of such participants and directors, be converted into the same number of Scotts Miracle-Gro Common Shares and such Scotts Miracle-Gro Common Shares shall be attributable to the accounts of such participants and directors upon the same terms and subject to the same conditions as are in effect at the Effective Time.

      (d) SCOTTS MIRACLE-GRO shall reserve for purposes of each Stock Plan and the Executive Retirement Plan a number of Scotts Miracle-Gro Common Shares equal to the number of Scotts Common Shares reserved by SCOTTS for issuance under such Stock Plan or the Executive Retirement Plan as of the Effective Time.

      (e) As of the Effective Time, SCOTTS MIRACLE-GRO hereby assumes the Stock Plans and the Executive Retirement Plan and all obligations of SCOTTS under the Stock Plans, including the outstanding options, stock appreciation rights and stock units granted pursuant thereto, and the Executive Retirement Plan.

ARTICLE III

CONDITIONS TO THE MERGER

      SECTION 3.01.     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of SCOTTS.

(b) Amendment of Articles. The Articles of Incorporation of SCOTTS MIRACLE-GRO shall have been amended to authorize not less than 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value.

(c) Form S-4 Registration Statement. The registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by SCOTTS MIRACLE-GRO in connection with the issuance of Scotts Miracle-Gro Common Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order, and SCOTTS MIRACLE-GRO shall have received all state securities laws or “blue sky” permits and authorizations necessary, or exemptions from such permits and authorizations, to issue Scotts Miracle-Gro Common Shares in exchange for the Scotts Common Shares in the Merger.

(d) NYSE Listing. The Scotts Miracle-Gro Common Shares issuable to SCOTTS shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

ARTICLE IV

MISCELLANEOUS

      SECTION 4.01.     Contribution of Treasury Stock. Immediately prior to the Effective Time, SCOTTS will contribute to the capital of SCOTTS MIRACLE-GRO all the Scotts Common Shares then held in the treasury of SCOTTS.

      SECTION 4.02.     Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC, after authorization of such action by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and by the manager of SCOTTS LLC, at any time prior to the filing of the certificate of merger with the Secretary of State of the State of Ohio, as contemplated by Section 1.02 of this Agreement, except that after the adoption of this Agreement by the shareholders of SCOTTS, this Agreement may not be amended if it would violate Section 1701.791 of the OGCL, Section 1705.36 of the LLC Act or the federal securities laws.

      SECTION 4.03.     Termination. At any time prior to the filing of the certificate of merger with the Secretary of State of the State of Ohio, as contemplated by Section 1.02 of this Agreement, this Agreement may be terminated and the Merger may be abandoned by the mutual consent of SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC, after determination by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and the manager of SCOTTS LLC that the Merger is not in the best interests of their respective entities, notwithstanding approval of this Agreement by the shareholders of SCOTTS.

      SECTION 4.04.     Appointment of Agent. The Surviving Company consents to be sued and served with process in the State of Ohio and irrevocably appoints the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Company any obligation of SCOTTS, or to enforce the rights of a dissenting shareholder of SCOTTS.

      SECTION 4.05.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

      IN WITNESS WHEREOF, SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	THE SCOTTS COMPANY, an Ohio corporation

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO

ATTEST:	THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO

ATTEST:	THE SCOTTS COMPANY LLC an Ohio limited liability company

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO

ANNEX C

Section 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

      (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

          (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

          (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

          (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

      (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

      (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

      (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

      (E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX D

Prescribed by J. Kenneth Blackwell Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)
www.state.oh.us/sos e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select one)
Mail Form to one of the Following:
☑ Yes	PO Box 1390 Columbus, OH 43216
*** Requires an additional fee of $100 ***

☐ No	PO Box 670 Columbus, OH 43216

INITIAL ARTICLES OF INCORPORATION

(For Domestic Profit or Non-Profit)
Filing Fee $125.00

THE UNDERSIGNED HEREBY STATES THE FOLLOWING:

(CHECK ONLY ONE(1) BOX)

(1) ☑ Articles of Incorporation Profit (113-ARF) ORC 1701	(2) ☐ Articles of Incorporation Non-Profit (114-ARN) ORC 1702	(3) ☐ Articles of Incorporation (170-ARP) Profession ORC 1785

Complete the general information in this section for the box checked above.

FIRST:	Name of Corporation	The Scotts Miracle-Gro Company

SECOND:	Location	Marysville	Union

		(City)	(County)
Date specified can be no more than 90
Effective Date (Optional)		(mm/dd/yyyy)	days after date of filing. specified, the date must be the date of filing.	If a date is a date on or after
☑ Check here if additional provisions are attached

Complete the information in this section if box (2) or (3) is checked above. Completing this section is optional if box (1) is checked.

THIRD:	Purpose for which corporation is formed
is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to

1701.98 of the Ohio Revised Code.

Complete the information in this section if box (1) or (3) is checked.

FOURTH:	The number of shares which the corporation is authorized to have outstanding (Please state if shares are common or preferred and their par value if any)
	1,500		none

	(No. of Shares)	(Type)	(Par Value)
(Refer to instructions if needed)

Completing the information in this section is optional

FIFTH: The following are the names and addresses of the individuals who are to serve as initial Directors.

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

REQUIRED
Must be authenticated
(signed) by an authorized representative	/s/ Joan C. Makley	11/22/04

	Authorized Representative	Date
(See Instructions)

Joan C. Makley (Print Name)

	Authorized Representative	Date
(Print Name)

	Authorized Representative	Date
(Print Name)

ADDITIONAL PROVISIONS TO THE

ARTICLES OF INCORPORATION OF
THE SCOTTS MIRACLE-GRO COMPANY

      FOURTH: The authorized number of shares of the corporation shall be One Thousand and Five Hundred (1,500), consisting of One Thousand (1,000) common shares, each without par value, and Five Hundred (500) preferred shares, each without par value.

      The directors of the corporation are authorized to adopt amendments to the Restated Articles of Incorporation in respect of any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

      SIXTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article SIXTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the corporation or authorized by its articles.

      SEVENTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

      EIGHTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors.

      NINTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation, or two-thirds of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

(1)	A proposed amendment to this Article NINTH;

(2)	An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

(3)	A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

(4)	A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; or

(5)	A proposed dissolution of the corporation.

Prescribed by J. Kenneth Blackwell Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)
www.state.oh.us/sos e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select one)
Mail Form to one of the Following:
☑ Yes	PO Box 1390 Columbus, OH 43216
*** Requires an additional fee of $100 ***

☐ No	PO Box 1028 Columbus, OH 43216

CERTIFICATE OF AMENDMENT BY

SHAREHOLDERS OR MEMBERS
(Domestic)
Filing Fee $50.00

(CHECK ONLY ONE(1) BOX)

(1) Domestic for Profit ☐ Amended (122-AMAP)	PLEASE READ INSTRUCTIONS ☑ Amendment (125-AMDS)	(2) Domestic Non-Profit ☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	The Scotts Miracle-Gro Company

Charter Number	1501530

Name of Officer
Title
☑ Please check if additional provisions are attached.

The above named Ohio corporation, does hereby certify that:

☐ A meeting of the	☑ shareholders	☐ directors (non-profit amended articles only)

☐ members was duly called and held on	January 27, 2005 (Date)
at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise % as the voting power of the corporation.

☐ In a writing signed by all of the	☐ shareholders	☐ directors (non-profit amended articles only)
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporation be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:

SECOND:	The place in the state of Ohio where its principal office is located is in the City of:

	(city, village or township)	(county)
THIRD:	The purposes of the corporation are as follows:

FOURTH:	The number of shares which the corporation is authorized to have outstanding is: 100,195,000 (Does not apply to box (2))

REQUIRED
Must be authenticated (signed) by an authorized		January , 2005
representative
(See Instructions)	Authorized Representative	Date

(Print Name)

	Authorized Representative	Date
(Print Name)

ADDITIONAL PROVISIONS TO THE

CERTIFICATE OF AMENDMENT BY SHAREHOLDERS
TO
THE ARTICLES OF INCORPORATION OF
THE SCOTTS MIRACLE-GRO COMPANY
(Ohio Charter Number 1501530)

ARTICLE FOURTH CONTINUED:

      The authorized shares of the corporation, being One Hundred Million, One Hundred and Ninety-Five Thousand (100,195,000), consist of One Hundred Million (100,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) preferred shares, each without par value.

      The directors of the corporation are authorized to adopt amendments to the Articles of Incorporation in respect of any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

ANNEX E

CODE OF REGULATIONS

OF

THE SCOTTS MIRACLE-GRO COMPANY

CODE OF REGULATIONS

OF

THE SCOTTS MIRACLE-GRO COMPANY

i

ii

CODE OF REGULATIONS

OF

THE SCOTTS MIRACLE-GRO COMPANY

ARTICLE ONE

MEETINGS OF SHAREHOLDERS

      SECTION 1.01.     Annual Meetings. The annual meeting of the shareholders for the election of directors, for the consideration of reports to be laid before such meeting and for the transaction of such other business as may properly come before such meeting, shall be held on the second Tuesday of March in each year or on such other date as may be fixed from time to time by the directors.

      SECTION 1.02.     Calling of Meetings. Meetings of the shareholders may be called only by the chairman of the board, the president, or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least a majority of all shares outstanding and entitled to vote thereat.

      SECTION 1.03.     Place of Meetings. Meetings of shareholders may be held either within or outside the State of Ohio. Meetings of shareholders may be held in any manner or place determined by the Board of Directors and permitted by Ohio law.

      SECTION 1.04.     Notice of Meetings.

      (A) Written notice stating the time, place, if any, and purposes of a meeting of the shareholders, and any other matters related to the conduct of the meeting required by Ohio law to be specified, shall be given by personal delivery, by mail or by any other means of delivery or communication permitted by Ohio law. Any such notice shall be given not less than seven nor more than sixty days before the date of the meeting, (1) to every shareholder of record entitled to notice of the meeting, (2) by or at the direction of the chairman of the board, the president or the secretary. If mailed or sent by a delivery service permitted by Ohio law, the notice shall be sent to the shareholder at the shareholder’s address as it appears on the records of the corporation. If transmitted by another means of communications in the manner permitted by Ohio law, the notice shall be transmitted to the address furnished by the shareholder for such transmissions. Notice of adjournment of a meeting need not be given if the time and place, if any, to which it is adjourned and any other matters related to the conduct of the adjourned meeting required by Ohio law to be specified, shall be fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law.

      (B) Following receipt by the president or the secretary of a request in writing, specifying the purpose or purposes for which the persons properly making such request have called a meeting of shareholders, delivered either in person or by registered mail to such officer by any persons entitled to call a meeting of shareholders, such officer shall cause to be given to the shareholders entitled to notice, notice of a meeting to be held on a date not less than seven nor more than sixty days after the receipt of the request, as the officer may fix. If the notice is not given within fifteen days after the receipt of the request by the president or the secretary, then, and only then, the persons properly calling the meeting may fix the time of meeting and give notice on the time of meeting in accordance with the provisions of the Regulations.

      SECTION 1.05.     Waiver of Notice. Notice of the time, place and purpose or purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of such meeting. The attendance of any shareholder, in person or by proxy, at any such meeting without protesting the lack of proper notice, prior to or at, the commencement of the meeting, shall be deemed to be a waiver by such shareholder of notice of such meeting.

      SECTION 1.06.     Quorum. At any meeting of shareholders, the holders of a majority of the voting shares of the corporation then outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for such meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, or the chairman of the board, the president, or the officer of the corporation acting as chairman of the meeting, may adjourn such meeting from time to time, and if a quorum is present at such adjourned meeting any business may be transacted as if the meeting had been held as originally called.

      SECTION 1.07.     Votes Required. At all elections of directors, the candidates receiving the greatest number of votes shall be elected. Any other matter submitted to the shareholders for their vote shall be decided by the vote of such proportion of the shares, or of any class of shares, or of each class, as is required by law, the Articles or the Regulations.

      SECTION 1.08.     Order of Business. The order of business at any meeting of shareholders shall be determined by the officer of the corporation acting as chairman of such meeting unless otherwise determined by a vote of the holders of a majority of the voting shares of the corporation then outstanding, present in person or by proxy, and entitled to vote at such meeting.

      SECTION 1.09.     Shareholders Entitled to Vote. Each shareholder of record on the books of the corporation on the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be entitled at such meeting to one vote for each share of the corporation standing in his name on the books of the corporation on such record date. The directors may fix a record date for the determination of the shareholders who are entitled to receive notice of and to vote at a meeting of shareholders, which record date shall not be a date earlier than the date on which the record date is fixed and which record date may be a maximum of sixty days preceding the date of the meeting of shareholders.

      SECTION 1.10.     Proxies. At meetings of the shareholders, any shareholder of record entitled to vote thereat may be represented and may vote by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy specifies the date on which it is to expire or the length of time it is to continue in force.

      SECTION 1.11.     Inspectors of Election. In advance of any meeting of shareholders, the directors may appoint inspectors of election to act at such meeting or any adjournment thereof. If inspectors are not so appointed, the officer of the corporation acting as chairman of any such meeting may make such appointment. In case any person appointed as inspector fails to appear or act, the vacancy may be filled only by appointment made by the directors in advance of such meeting or, if not so filled, at the meeting by the officer of the corporation acting as chairman of such meeting. No other person or persons may appoint or require the appointment of inspectors of election.

ARTICLE TWO

DIRECTORS

      SECTION 2.01.     Authority and Qualifications. Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors. Directors need not be shareholders of the corporation.

      SECTION 2.02.     Number and Classification of Directors and Term of Office.

      (A) Until changed pursuant to Article FOURTH of the Amended Articles of Incorporation, by the amendment of the Regulations, by the adoption of new regulations or by action of the directors pursuant to subsection (C) hereof, the number of directors of the corporation shall be nine, divided into three classes, each of which shall consist of not less than three directors nor more than five directors as may be determined by the directors or as may be required by the provisions of Section 2(c) of Article FOURTH of the Amended Articles of Incorporation. The number of directors in each class shall be, to the greatest extent possible, uniform. The election of each class of directors shall be a separate election. At the 1995 annual meeting of shareholders an election shall be held to elect three persons to serve as directors for three years and until their successors are elected, an election shall be held to elect three persons to serve as directors for two years and until their successors are elected and an election shall be held to elect three persons to serve as directors for one year and until their successors are elected.

      (B) At each annual meeting of shareholders after the 1995 annual meeting, directors shall be elected to serve for terms of three years, so that the term of office of one class of directors shall expire in each year.

      (C) The directors may change the number of directors and may fill any vacancy that is created by an increase in the number of directors; provided, however, that the directors may not reduce the number of directors to less than three or increase the number of directors to more than twelve.

      SECTION 2.03.     Election. At each annual meeting of shareholders for the election of directors, the successors to the directors whose term shall expire in that year shall be elected, but if the annual meeting is not held or if one or more of such directors are not elected thereat, they may be elected at a special meeting called for that purpose. The election of directors shall be by ballot whenever requested by the presiding officer of the meeting or by the holders of a majority of the voting shares outstanding, entitled to vote at such meeting and present in person or by proxy, but unless such request is made, the election shall be viva voce.

      SECTION 2.04.     Removal. A director or directors may be removed from office, with or without assigning any cause, only by the vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation to elect directors in place of those to be removed. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board.

      SECTION 2.05.     Vacancies. The remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy in the board exists within the meaning of this Section 2.05 in case the shareholders increase the authorized number of directors but fail at the meeting at which such increase is authorized, or an adjournment thereof, to elect the additional directors provided for, or in case the shareholders fail at any time to elect the whole authorized number of directors.

      SECTION 2.06.     Meetings. A meeting of the directors shall be held immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and notice of such meeting need not be given. The directors shall hold such other meetings as may from time to time be called, and such other meetings of directors may be called only by the chairman of the board, the president, or any two directors. All meetings of directors shall be held at the principal office of the corporation in Marysville or at such other place within or without the State of Ohio, as the directors may from time to time determine by a resolution. Meetings of the directors may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this provision shall constitute presence at such meeting.

      SECTION 2.07.     Notice of Meetings. Notice of the time and place of each meeting of directors for which such notice is required by law, the Articles, the Regulations or the By-Laws shall be given to each of the directors by at least one of the following methods:

(A) In a writing mailed not less than three days before such meeting and addressed to the residence or usual place of business of a director, as such address appears on the records of the corporation; or

(B) By telegraph, cable, radio, wireless, facsimile or a similar writing sent or delivered to the residence or usual place of business of a director as the same appears on the records of the corporation, not later than the day before the date on which such meeting is to be held; or

(C) Personally or by telephone not later than the day before the date on which such meeting is to be held.

Notice given to a director by any one of the methods specified in the Regulations shall be sufficient, and the method of giving notice to all directors need not be uniform. Notice of any meeting of directors may be given only by the chairman of the board, the president or the secretary of the corporation. Any such notice need not specify the purpose or purposes of the meeting. Notice of adjournment of a meeting of directors need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

      SECTION 2.08.     Waiver of Notice. Notice of any meeting of directors may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any director at any meeting of directors without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall be deemed to be a waiver by him of notice of such meeting.

      SECTION 2.09.     Quorum. A majority of the whole authorized number of directors shall be necessary to constitute a quorum for a meeting of directors, except that a majority of the directors in office shall constitute a quorum for filling a vacancy in the board. The act of a majority of the directors present at a meeting at which a quorum is present is the act of the board, except as otherwise provided by law, the Articles or the Regulations.

      SECTION 2.10.     Executive and Other Committees. The directors may create an executive committee or any other committee of directors, to consist of one or more directors (subject to any other requirements as to the number of directors serving on a committee that may be imposed by law or the rules and regulations of the Securities and Exchange Commission or any other regulatory authority), and may authorize the delegation to such executive committee or other committees, of any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in the executive committee or in any other committee of the directors.

      Such executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors. Such executive committee or other committee of directors may act by a majority of its members at a meeting or by a writing or writings signed by all of its members.

      Any act or authorization of any act by the executive committee or any other committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. No notice of a meeting of the executive committee or of any other committee of directors shall be required. A meeting of the executive committee or of any other committee of directors may be called only by the chairman of the board, chief executive officer or president or by a member of such executive or other committee of directors. Meetings of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other and participation in such a meeting shall constitute presence thereat.

      SECTION 2.11.     Compensation. Directors shall be entitled to receive as compensation for services rendered and expenses incurred as directors, such amounts as the directors may determine.

      SECTION 2.12.     By-Laws. The directors may adopt, and amend from time to time, By-Laws for their own government, which By-Laws shall not be inconsistent with the law, the Articles or the Regulations.

ARTICLE THREE

OFFICERS

      SECTION 3.01.     Officers. The officers of the corporation to be elected by the directors shall be a chairman of the board, chief executive officer, a president, a secretary, a treasurer, and, if desired, one or more vice presidents and such other officers and assistant officers as the directors may from time to time elect. The chairman of the board must be a director. Officers need not be shareholders of the corporation, and may be paid such compensation as the board of directors may determine. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the Articles, the Regulations or the By-Laws to be executed, acknowledged, or verified by two or more officers.

      SECTION 3.02.     Tenure of Office. The officers of the corporation shall hold office at the pleasure of the directors. Any officer of the corporation may be removed, either with or without cause, at any time, by the affirmative vote of a majority of all the directors then in office; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

      SECTION 3.03.     Duties of the Chairman of the Board. The chairman of the board, if there shall be such an officer, shall preside at all meetings of the directors and of the shareholders. He shall perform such other duties and exercise such other powers as the directors shall from time to time assign to him.

      SECTION 3.04.     Duties of the Chief Executive Officer. The chief executive officer of the corporation shall have, subject to the control of the directors, general supervision and management over the business of the corporation and over its officers and employees. The chief executive officer shall perform such other duties and exercise such other powers as the directors may from time to time assign to him.

      SECTION 3.05.     Duties of the President. The president of the corporation shall have, subject to the control of the directors and, if there be one, the chief executive officer, general and active supervision and management over the business of the corporation and over its officers and employees. The president shall perform such other duties and exercise such other powers as the directors may from time to time assign to him.

      SECTION 3.06.     Duties of the Vice Presidents. Each vice president shall perform such duties and exercise such powers as may be assigned to him from time to time by the chairman of the board or the president. In the absence of the chairman of the board or the president, the duties of the chairman of the board or the president shall be performed and his powers may be exercised by such vice president as shall be designated by the chairman of the board or the president, or failing such designation, such duties shall be performed and such powers may be exercised by each vice president in the order of their earliest election to that office, subject in any case to review and superseding action by the chairman of the board or the president.

      SECTION 3.07.     Duties of the Secretary. The secretary shall have the following powers and duties:

(A) He shall keep or cause to be kept a record of all the proceedings of the meetings of the shareholders and of the board of directors in books provided for that purpose.

(B) He shall cause all notices to be duly given in accordance with the provisions of these Regulations and as required by law.

(C) Whenever any committee shall be appointed pursuant to a resolution of the board of directors, he shall furnish a copy of such resolution to the members of such committee.

(D) He shall be the custodian of the records of the corporation.

(E) He shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Articles or these Regulations.

(F) He shall have charge of the stock books and ledgers of the corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of the corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

(G) He shall sign (unless the treasurer, an assistant treasurer or assistant secretary shall have signed) certificates representing shares of the corporation the issuance of which shall have been authorized by the board of directors.

(H) He shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these Regulations or as may be assigned to him from time to time by the board of directors, the chairman of the board or the president.

      SECTION 3.08.     Duties of the Treasurer. The treasurer shall have the following powers and duties:

(A) He shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the corporation, and shall keep or cause to be kept full and accurate records of all receipts of the corporation.

(B) He shall cause the moneys and other valuable effects of the corporation to be deposited in the name and to the credit of the corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected by the board of directors, the chairman of the board or the president.

(C) He shall cause the moneys of the corporation to be disbursed by checks or drafts upon the authorized depositaries of the corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(D) He shall render to the board of directors, the chairman of the board or the president, whenever requested, a statement of the financial condition of the corporation and of all his transactions as treasurer, and render a full financial report at the annual meeting of the shareholders, if called upon to do so.

(E) He shall be empowered from time to time to require from all officers or agents of the corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the corporation.

(F) He may sign (unless an assistant treasurer or the secretary or an assistant secretary shall have signed) certificates representing shares of the corporation the issuance of which shall have been authorized by the board of directors.

(G) He shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these Regulations or as may be assigned to him from time to time by the board of directors, the chairman of the board or the president.

ARTICLE FOUR

SHARES

      SECTION 4.01.     Certificates. Certificates evidencing ownership of shares of the corporation shall be issued to those entitled to them. Each certificate evidencing shares of the corporation shall bear a distinguishing number; the signatures of the chairman of the board, the president, or a vice president, and of the secretary, an assistant secretary, the treasurer or an assistant treasurer (except that when any such certificate is countersigned by an incorporated transfer agent or registrar, such signatures may be facsimile, engraved, stamped or printed); and such recitals as may be required by law. Certificates evidencing shares of the corporation shall be of such tenor and design as the directors may from time to time adopt and may bear such recitals as are permitted by law.

      SECTION 4.02.     Transfers. Where a certificate evidencing a share or shares of the corporation is presented to the corporation or its proper agents with a request to register transfer, the transfer shall be registered as requested if:

(1) An appropriate person signs on each certificate so presented or signs on a separate document an assignment or transfer of shares evidenced by each such certificate, or signs a power to assign or transfer such shares, or when the signature of an appropriate person is written without more on the back of each such certificate; and

(2) Reasonable assurance is given that the indorsement of each appropriate person is genuine and effective; the corporation or its agents may refuse to register a transfer of shares unless the signature of each appropriate person is guaranteed by a commercial bank or trust company having an office or a correspondent in the City of New York or by a firm having membership in the New York Stock Exchange; and

(3) All applicable laws relating to the collection of transfer or other taxes have been complied with; and

(4) The corporation or its agents are not otherwise required or permitted to refuse to register such transfer.

      SECTION 4.03.     Transfer Agents and Registrars. The directors may appoint one or more agents to transfer or to register shares of the corporation, or both.

      SECTION 4.04.     Lost, Wrongfully Taken or Destroyed Certificates. Except as otherwise provided by law, where the owner of a certificate evidencing shares of the corporation claims that such certificate has been lost, destroyed or wrongfully taken, the directors must cause the corporation to issue a new certificate in place of the original certificate if the owner:

(1) So requests before the corporation has notice that such original certificate has been acquired by a bona fide purchaser; and

(2) Files with the corporation, unless waived by the directors, an indemnity bond, with surety or sureties satisfactory to the corporation, in such sums as the directors may, in their discretion, deem reasonably sufficient as indemnity against any loss or liability that the corporation may incur by reason of the issuance of each such new certificate; and

(3) Satisfies any other reasonable requirements which may be imposed by the directors, in their discretion.

ARTICLE FIVE

INDEMNIFICATION AND INSURANCE

      SECTION 5.01.     Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

      SECTION 5.02.     Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

      SECTION 5.03.     Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

      SECTION 5.04.     Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Union County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

      SECTION 5.05.     Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

      SECTION 5.06.     Article FIVE Not Exclusive. The indemnification provided by this Article FIVE shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      SECTION 5.07.     Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article FIVE. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

      SECTION 5.08.     Certain Definitions. For purposes of this Article FIVE, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article FIVE shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article FIVE.

      SECTION 5.09.     Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article FIVE may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Union County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Union County, Ohio in any such action, suit or proceeding.

ARTICLE SIX

MISCELLANEOUS

      SECTION 6.01.     Amendments. The Regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than all of the voting power of the corporation on such proposal.

      SECTION 6.02.     Action by Shareholders or Directors Without a Meeting. Anything contained in the Regulations to the contrary notwithstanding, any action which may be authorized or taken at a meeting of the shareholders or of the directors or of a committee of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, or all the members of such committee of the directors, respectively, which writings shall be filed with or entered upon the records of the corporation.

The Scotts Company

2005 Annual Meeting of Shareholders

The Berger Learning Center

14111 Scottslawn Road
Marysville, Ohio 43041
(937)-644-0011
Fax (937)-644-7568

January 27, 2005 at 10:00 A.M., Eastern Time

Directions

From Port Columbus to The Scotts Company World Headquarters, The Berger Learning Center.

Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.

Take the Scottslawn Road exit. Make a left and cross over highway. The Scotts Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders; or

(d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

      Section 5.01 of the Registrant’s Code of Regulations governs indemnification by the Registrant and provides as follows:

SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

      In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of December 13, 2004, by and among The Scotts Company, The Scotts Miracle-Gro Company and The Scotts Company LLC (included as Annex B to the Proxy Statement/ Prospectus included in this Registration Statement)
3.1	Initial Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on November 22, 2004 (included as Annex D to the Proxy Statement/ Prospectus included in this Registration Statement)
3.2	Code of Regulations of The Scotts Miracle-Gro Company (included as Annex E to the Proxy Statement/ Prospectus included in this Registration Statement)
3.3	Form of Certificate of Amendment to Articles of Incorporation of The Scotts Miracle-Gro Company to be filed with the Ohio Secretary of State (included as Annex D to the Proxy Statement/ Prospectus)
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding legality*
8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding federal income tax matters
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)*
23.3	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 8.1)
24.1	Powers of Attorney of Executive Officers and Directors of The Scotts Miracle-Gro Company*
99.1	Form of Proxy Card

*	Previously filed

      (b) Financial Statement Schedules

           None

      (c) Report, Opinion or Appraisal provided pursuant to Item 4(b) of Form S-4

           None

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on December 23, 2004.

THE SCOTTS MIRACLE-GRO COMPANY

BY:	/s/ JAMES HAGEDORN

JAMES HAGEDORN
President, Chief Executive Officer and
Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK R. BAKER* Mark R. Baker	Director	December 23, 2004

/s/ LYNN J. BEASLEY* Lynn J. Beasley	Director	December 23, 2004

/s/ GORDON F. BRUNNER* Gordon F. Brunner	Director	December 23, 2004

/s/ ARNOLD W. DONALD* Arnold W. Donald	Director	December 23, 2004

/s/ JOSEPH P. FLANNERY* Joseph P. Flannery	Director	December 23, 2004

/s/ JAMES HAGEDORN* James Hagedorn	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 23, 2004

/s/ KATHERINE HAGEDORN LITTLEFIELD* Katherine Hagedorn Littlefield	Director	December 23, 2004

/s/ KAREN G. MILLS* Karen G. Mills	Director	December 23, 2004

/s/ CHRISTOPHER L. NAGEL Christopher L. Nagel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2004

/s/ PATRICK J. NORTON* Patrick J. Norton	Director	December 23, 2004

Signature	Title	Date

/s/ STEPHANIE M. SHERN* Stephanie M. Shern	Director	December 23, 2004

/s/ JOHN M. SULLIVAN* John M. Sullivan	Director	December 23, 2004

/s/ JOHN WALKER, PH.D.* John Walker, Ph.D.	Director	December 23, 2004

*	By Christopher L. Nagel pursuant to Power of Attorney executed by the directors and executive officers listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

/s/ CHRISTOPHER L. NAGEL Christopher L. Nagel
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of December 13, 2004, by and among The Scotts Company, The Scotts Miracle-Gro Company and The Scotts Company LLC (included as Annex B to the Proxy Statement/ Prospectus included in this Registration Statement)

3.1	Initial Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on November 22, 2004 (included as Annex D to the Proxy Statement/ Prospectus included in this Registration Statement)

3.2	Code of Regulations of The Scotts Miracle-Gro Company (included as Annex E to the Proxy Statement/ Prospectus included in this Registration Statement)

3.3	Form of Certificate of Amendment to Articles of Incorporation of The Scotts Miracle-Gro Company to be filed with the Ohio Secretary of State (included as Annex D to the Proxy Statement/ Prospectus)

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding legality*

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding federal income tax matters

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)*

23.3	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 8.1)

24.1	Powers of Attorney of Executive Officers and Directors of The Scotts Miracle-Gro Company*

99.1	Form of Proxy Card

*	Previously filed.